As filed with the Securities and Exchange Commission on June 14, 1996
                                                      Registration No. 33-44329
                                                      Registration No. 33-86920
                                                      Registration No. 33-80571

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                 ______________________________________________


                                Amendment No. 2
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                 ______________________________________________

                            SMT HEALTH SERVICES INC.
             (Exact name of Registrant as specified in its charter)

         Delaware                       8093                   25-1672183
(State or other jurisdiction (Primary standard industrial   (I.R.S. employer
     of incorporation)       classification code number)  identification number)
                 ______________________________________________

                                                Jeff D. Bergman, President
          10521 Perry Highway                     SMT Health Services Inc.
      Wexford, Pennsylvania 15090                   10521 Perry Highway
           (412) 933-3300                       Wexford, Pennsylvania 15090
                                                       (412) 933-3300
   (Address, including zip code, and         (Name, address, including zip code,
  telephone number, including area code,    and telephone number, including area
of Registrant's principal executive offices)     code, of agent for service)
                 ______________________________________________

                                   Copies to:
                             Ronald Basso, Esquire
                  Buchanan Ingersoll Professional Corporation
                301 Grant Street, One Oxford Centre, 20th Floor
                      Pittsburgh, Pennsylvania 15219-1410
                                 (412) 562-3943
                 _____________________________________________




      Pursuant to Rule 429, this Registration Statement also serves as Post-Effective Amendment No. 7 to Registration Statement No. 33-44329 and Post-Effective Amendment No. 3 to Registration Statement No. 33-86920 (the "Prior Registration Statements"). The prospectuses contained herein are combined prospectuses covering 1,139,000 shares of Common Stock and 100,000 Warrants registered under this Registration Statement and 2,355,623 shares of Common Stock and 214,450 Warrants registered under the Prior Registration Statements.


         Approximate date of commencement of proposed sale to public:
  As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box.    [X]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                     Subject to Completion, June 14, 1996
PROSPECTUS
                            SMT HEALTH SERVICES INC.


                        3,494,623 Shares of Common Stock


      This Prospectus relates to an aggregate offering of up to 3,494,623 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of SMT Health Services Inc., a Delaware corporation ("SMT" or the "Company"), which may be offered and sold from time to time. Of the 3,494,623 shares of Common Stock offered hereby, 1,793,348 shares are being offered by the Company upon exercise of warrants (the "Company Warrants"), and 126,000 shares of Common Stock may be offered by Daniel Porush, Kenneth Greene and Jordan Belfort (collectively, the "Stratton Transferees") upon exercise of a unit purchase option (the "Option") originally held by Stratton Oakmont Inc. ("Stratton"), which Option was subsequently transferred to the Stratton Transferees. Stratton also transferred to the Stratton Transferees its right to acquire 120,000 warrants pursuant to the Option (the "Stratton Warrants") and, therefore, its right to acquire an additional 126,000 shares of Common Stock pursuant to the Stratton Warrants. This prospectus also covers the additional 126,000 shares of Common Stock that may be offered by the Stratton Transferees upon exercise of the Stratton Warrants. (The Company Warrants include the Stratton Warrants.) Additionally, this prospectus covers 433,900 shares of Common Stock that may be offered by Jeff D. Bergman, Chairman, Chief Executive Officer and President of the Company; 460,775 shares of Common Stock that may be offered by Daniel Dickman, Executive Vice President and a director of the Company; 75,000 shares of Common Stock that may be offered by David Spindler, Senior Vice President of the Company; 17,500 shares of Common Stock that may be offered by David A. Zynn, Chief Financial Officer/Treasurer of the Company; and 186,000 shares that may be offered by Mark A. DeSimone, a former director of and former consultant to the Company (including 40,000 shares that may be offered by L.M. Paul, his spouse); 100,000, 102,100 and 100,000 shares of Common Stock that may be offered by Alan Novich, David Malone and Gerald Cohn, each a director of the Company; and 50,000 and 50,000 shares of Common Stock that may be offered by Commonwealth Associates, the Company's former investment banking firm, and Andres V. Bello, a principal of Commonwealth Associates, respectively. See "The Company" and "The Offering." Company Warrants held by the MRI Partners (as defined in "The Offering") and Messrs. Porush, Greene Belfort, Bergman and Dickman also have been registered for resale by a separate prospectus.


      The Common Stock is traded on the Nasdaq National Market under the symbol SHED. On June 11, 1996, the closing sale price for the Common Stock, as quoted in the Nasdaq National Market, was $10.125 per share. As of June 11, 1996, there were 3,087,225 shares of Common Stock outstanding, including 564,575 of the shares offered hereby. See "Risk Factors -- Shares Eligible for Future Sale." If all of the Common Stock offered hereby were outstanding as of that date, there would have been an aggregate of 6,015,173 shares of Common Stock issued and outstanding.


      If all of the shares of Common Stock offered hereby by the Company's executive officers and directors were sold, such persons would not own outright any shares of Common Stock and their beneficial interest in the Common Stock would decrease from 33.5% to substantially less than 1%. See Risk Factors -- "Selling Stockholders."


      The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. Expenses of this offering, estimated at $40,000, are payable by the Company. See "Plan of Distribution."

          The Securities offered hereby are speculative and involve a substantial degree of risk.  Prospective investors should carefully consider the factors set forth under "Risk Factors."

                        ________________________________

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY COMMON STOCK OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                        ________________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ________________________________

            The date of this Prospectus is _________________, 1996.

                             AVAILABLE INFORMATION

           SMT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the reports and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

           SMT has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about SMT and the Securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the charges prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publically available through the Commission's Web site (http://www.sec.gov).

                           INCORPORATION BY REFERENCE


           The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 thereto; (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, as amended by Amendment No. 1 thereto; (c) Proxy Statement dated March 28, 1996 and (d) The description of the Company's Common Stock contained in the registration statement on Form 8-A.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

           The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to David A. Zynn, Chief Financial Officer, SMT Health Services Inc., 10521 Perry Highway, Wexford, Pennsylvania 15090. The Company's telephone number is (412) 933-3300.

                                 RISK FACTORS

           The purchase of the Common Stock being offered hereby involves a high degree of risk and substantial dilution. Prospective investors should carefully consider, among other matters, the following risks and other factors before making a decision to purchase the Securities.

      Significant Leverage and Repayment Obligations

           The Company's business is highly capital intensive. The Company has financed the acquisition of all of its Mobile Magnetic Resonance Imaging ("MRI") equipment through capital leases and loans and as a result is highly leveraged. At December 31, 1995, the Company's total liabilities were approximately $17.9 million and its capital was approximately $5.4 million. At March 31, 1996, the Company's total liabilities were approximately $20.1 million and its capital was approximately $5.9 million. The Company is therefore subject to the risks associated with such substantial leverage, including the risk that cash flow may not be adequate to make required payments on indebtedness. A decrease in equipment utilization arising from, among other things, cancellation or nonrenewal of contracts, equipment malfunctions, the inability to effect prompt and timely repairs to equipment or a reduction in demand for the Company's equipment or services could materially and adversely affect the Company's ability to service its indebtedness.

           The Company's monthly payments on its capital leases and other long-term debt were approximately $550,000 as of March 31, 1996. Total payments under the Company's capital lease obligations and other long-term debt may equal or exceed minimum revenues receivable under the Company's service contracts if such contracts are not renewed by healthcare providers, if receivables are not collected by the Company on a timely basis or if the number of scans or other services performed fails to meet expected levels. In such case, the Company would be unable to meet its debt service obligations, and would be in default under its various loan and lease agreements.

           As of December 31, 1995, the Company's current assets were approximately $5.6 million and its current liabilities were approximately $5.2 million, resulting in a working capital surplus of approximately $400,000. At March 31, 1996, the Company's current assets were approximately $5.2 million, and its current liabilities were approximately $5.8 million resulting in a working capital deficit of $600,000. The change in working capital since year end is primarily due to the acquisition of a mobile MRI provider during the first fiscal quarter. Of such liabilities, approximately $4.4 million and $4.9 million represented the current portion of long-term debt and capital lease obligations as of December 31, 1995 and March 31, 1996 respectively. There can be no assurance that the Company's revenues will continue to be sufficient to satisfy the increased lease payments or that such favorable terms will be available in the future.

      Equipment Maintenance, Service and Damage

           All of the diagnostic imaging equipment utilized by the Company is technologically sophisticated and complex, requires regular service and is subject to unpredictable malfunctions and breakdowns. The Company contracts with, and relies upon, the equipment manufacturer to provide maintenance services on a prompt and timely basis. Because diagnostic imaging equipment is technologically sophisticated, it is uncertain whether and how quickly others could provide maintenance services if the equipment manufacturers were unable or unwilling to do so. Consequently, the Company's business might be adversely affected if the manufacturers stopped providing maintenance services.

           Substantially all of the Company's tangible assets consist of diagnostic imaging equipment, including primarily specially designed mobile MRI units. Generally, a mobile unit is moved several times a week from one location to another, and there is always a risk that a traffic accident or automotive breakdown will occur while the equipment is in transit. Although the Company's equipment is insured against the risks of damage in an accident, and the Company is insured for business interruptions resulting from any damage to such equipment for the period required to repair or replace the equipment, it may not be possible to repair damaged equipment so that it will achieve its original level of performance. Substitute or replacement equipment may be unavailable and the quality of the potential replacement equipment unknown. In addition, there is no assurance that the Company would receive sufficient insurance proceeds following any damage to its equipment to fully compensate it for the losses resulting from such damage or receive business interruption insurance proceeds to compensate for lost business.

      Reimbursement of Health Care Costs

           The Company receives payment directly from health care providers, rather than from private insurers, other third party payors or governmental entities, for its mobile MRI units. The Company's mobile service contracts with its customers provide that the Company must be paid within 30 days of providing its services and are not conditioned upon the receipt of payment by the healthcare provider. Under current reimbursement regulations, the Company is unable to bill the insurer or the patient directly for services provided for hospital inpatients or outpatients. Payment to health care providers by third party payors for the Company's diagnostic services depends substantially upon such payors' reimbursement policies. Consequently, those policies have a direct effect on health care providers' ability to pay for the Company's services and the Company's level of charges. Mounting concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on reimbursements to health care providers may affect such providers' ability to pay for the services offered by the Company and could indirectly adversely affect the Company's financial performance.

      Other Reimbursement Matters

           Many insurance companies, employers and other payors are increasing their use of managed care plans such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs") as a means of controlling their healthcare costs. In addition to contracting with selected healthcare providers to provide healthcare services, often at a discount or on a capitation basis, such plans engage in strict utilization review activities to more closely control the utilization of services by their subscribers. There can be no assurance that the increased use of managed care plans in the Company's service areas will not affect its level of charges or the demand for its services.

           Numerous changes have been made in governmental and commercial insurance programs in recent years in an effort to reduce the extent to which these third-party payors absorb increases in medical costs. Some third-party payors have also experienced difficulties in meeting their payment obligations whether on a timely basis or otherwise. In addition, a number of bills proposing to regulate, control or alter the methods of financing and delivering healthcare, including proposals for a national health insurance program, have been discussed and introduced in Congress and various state legislatures. Further, Congress has proposed Medicare/Medicaid Reform which would limit increases in governmental healthcare expenditures. The effect of any of these proposals or changes by existing insurers in their reimbursement methodologies on the healthcare industry and the Company cannot be determined at this time.

      Availability of Equipment Financing;  Timely Delivery of Equipment

           Future acquisitions of equipment will be made pursuant to capital and operating leases or purchase financing. Leases or loans for mobile MRI equipment are generally in the original principal amount of approximately $1.8 million to $2.2 million per unit, depending upon the type, features and options of the diagnostic imaging equipment leased. The Company's ability to expand is, therefore, tied to the availability of lease or purchase financing. Although the Company has in the past been able to procure lease and purchase financing, there can be no assurance that lenders or equipment leasing companies will continue to enter into leases or purchase financing with the Company.

           The timely delivery of mobile MRI equipment is outside the control of the Company and significant delays in delivery may materially and adversely affect the Company. Such delays could arise from, among other things, manufacturer and delivery delays.

      Government Regulation

           General. The provision of diagnostic imaging services is subject to a number of federal, state and local laws, regulations and rules, some of which are very complex. Although the Company believes that it is currently in compliance with applicable laws, regulations and rules, some of such laws are broadly written and subject to little or no interpretation by courts or administrative authorities. Hence, there can be no assurance that a third party or governmental agency will not contend that certain aspects of the Company's operations or procedures are not in compliance with such laws, regulations or rules or that state agencies or courts would interpret such laws, regulations and rules in the Company's favor. The sanctions for failure to comply with such laws, regulations or rules could be denial of the right to conduct business, significant fines and/or criminal penalties. Additionally, an increase in the complexity or substantive requirements of such laws, regulations or rules could adversely affect the Company's business.

           Certificate of Need. In addition, several states in which the Company operates have certificate of need ("CON") laws and regulations that control and regulate the establishment of healthcare facilities and services and the acquisition and operation by hospitals and other providers of major equipment such as MRI units and other diagnostic imaging equipment. In several states in which the Company operates, a hospital or the Company may need a CON before the Company can provide its diagnostic imaging services. CON regulations could inhibit the expansion of the Company's business.

           Practice of Medicine. The establishment, marketing and operation of the diagnostic imaging units are subject to laws prohibiting the practice of medicine by non-physicians. The Company's employees provide only the technical services relating to the diagnostic procedures (under the supervision of licensed physicians) and the related non-medical administrative support services. Professional medical services, such as the reading of the diagnostic imaging studies and related diagnosis, are separately provided by licensed physicians. The Company does not employ any physicians to provide medical services. There can be no assurance, however, that state authorities or courts will not determine that the Company's services and/or relationships with providers constitute the unauthorized practice of medicine by the Company.

           Fraud and Abuse Laws. The Social Security Act and certain provisions of state law provide civil and criminal penalties for persons who knowingly and willfully solicit, pay, offer or receive any remuneration, directly or indirectly, as an inducement to make a referral of a patient for services or items for which payment may be made under the Medicare or Medicaid programs. Often termed "fraud and abuse" or "anti-kickback" laws, the provisions have been broadly interpreted by the courts.

           The Office of Inspector General of the Department of Health and Human Services ("HHS") has issued regulations specifying certain business arrangements and payment practices involving providers or other entities, such as the Company, which will not be considered prohibited activities. Commonly termed "safe harbor regulations," the regulations set forth certain standards which, if satisfied, will ensure that the arrangement will not be subject to criminal prosecution or civil sanctions under the fraud and abuse laws. Failure to satisfy the safe harbors in and of itself does not render an arrangement illegal. The Company believes it is in compliance with the safe harbor regulations applicable to its current operations.

           One principal focus of the fraud and abuse laws has been on arrangements in which profit distributions are made by a partnership or other business venture for health-related items or services to investors who make or are otherwise in a position to influence referrals of Medicare or Medicaid patients to the venture. Where such arrangements exist, a question is raised as to whether the profit distributions are illegal payments in exchange for referrals. Certain safe harbors set forth criteria which, if met, will insure that investors in business ventures for health-related items or services will not be subject to scrutiny under the fraud and abuse laws.

           One safe harbor protects profit distributions to investors made by publicly traded companies with tangible assets of more than $50 million. At present, the Company does not satisfy the asset threshold for protection under this safe harbor.

           Another safe harbor covers investment interests in small entities. The conditions for compliance with this safe harbor include, among other things, requirements that no more than 40% of the investment interests of each class of investments in the entity may be held by persons who are in a position to make or influence referrals (including hospitals and physicians), furnish items or services to the entity or otherwise generate business for the entity, so-called "tainted investors," and that no more than 40% of the entity's gross revenues may come from referrals, items or services furnished or business otherwise generated by "tainted investors." Unless a large percentage of the Company's Common Stock or Warrants are held by "tainted investors," it would appear that investments in the Company will fall within the safe harbor for investment interests.

           None of the Company's mobile MRI activities are carried out through partnerships or other ventures with hospitals, physicians or other third parties.

           The laws involving fraud and abuse and the safe harbor regulations are currently in a rapid state of development and it is difficult to provide a clear analysis of the risks in this area. There can be no assurance that enforcement agencies or courts will determine that any existing arrangements comply with all applicable laws and regulations.

           Other Patient Referral Restrictions. Additionally, Pennsylvania, as well as other states in which the Company operates, prohibits the referral of Medicaid patients for services or items by a provider in which the referring physician has an ownership interest. Certain states do not restrict patient referrals but do require the disclosure to a patient by the referring physician of a financial interest in a facility or vendor to which the patient is being referred for services or items.

           Stark II. The Omnibus Budget Reconciliation Act of 1993 enacted new federal anti-referral legislation, more commonly known as "Stark II" after its prime sponsor, Rep. Fortney "Pete" Stark (D. Calif.). Effective January 1, 1995, Stark II bans referrals by physicians of Medicare and Medicaid patients to entities for certain designated health services, including MRI services, if a physician or immediate family member has a prohibited financial relationship with the entity providing the service.
      A financial relationship is generally defined as an ownership or investment interest in or compensation arrangement with the entity, subject to certain exceptions. Penalties include nonpayment for services rendered pursuant to a prohibited referral, civil money penalties and fines and possible exclusion from the Medicare and Medicaid programs. The Company believes it is currently in compliance with the requirements of Stark II. However, there can be no assurance that enforcement agencies or courts will determine that existing arrangements comply with all applicable laws and regulations.

      Need for Additional Financing

           The Company expects that its current cash balances, future cash flows anticipated to be generated from operations and available equipment financing arrangements will be sufficient to fund the Company's operations through at least fiscal year 1997. This estimate is based on certain assumptions, including the maintenance of expenses and cash flows from operations at historical levels. There can be no assurance that these assumptions will be realized or that a sufficient level of equipment utilization will be attained to fund operations after the stated period. The failure to achieve these assumptions may decrease the period of time for which the Company estimates that these funds will be sufficient.

      Reliance on Key Personnel

           The Company's success depends in large part upon a number of key management personnel and technical employees. The loss of the services of one or more of its management personnel, in particular Jeff D. Bergman, Daniel Dickman, David A. Zynn and David Spindler, could have a material adverse effect on the Company. The Company has key man life insurance covering Messrs. Bergman, Dickman and Spindler.

           The ability of the Company to attract and retain qualified technicians to operate the diagnostic imaging equipment is crucial to the operations of the Company. Such technicians are in short supply and are typically attracted to nonmobile facilities which provide predictable locations and work schedules. In contrast, mobile facilities provide very unpredictable work schedules and constantly changing locations which may not be attractive to a large portion of technicians. Therefore, the Company may experience some difficulty finding qualified technicians for its mobile MRI units. The Company believes its future success will depend in part on its ability to attract and retain highly skilled employees. To date, the Company has been able to attract sufficient technicians, although there can be no assurance that this will continue in the future.

      Technological Change and Obsolescence

           The Company's services require the use of state-of-the-art medical diagnostic equipment that has been characterized by rapid technological advances. Although the Company believes that the equipment it provides can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing equipment technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's equipment. Diagnostic imaging equipment is currently manufactured by numerous companies. Competition among manufacturers for a greater share of the diagnostic imaging equipment market may have the effect of generating greater technological advances in the capacity of this new equipment. Consequently, the obsolescence of the Company's equipment may be accelerated. Although the Company is aware of no substantial technological change, should such change occur there can be no assurance that the Company will be able to acquire the new or improved equipment which may be required to service its customers.

      Other Requirements Concerning Licensing, Permits and Approvals

           Most states do not currently license MRI providers such as the Company. Hospitals with which the Company has contracted are subject to a variety of regulations and standards of state licensing and other authorities and accrediting bodies such as the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO"). As an outside vendor, the Company may be required to comply with such regulations and standards to enable the hospitals with which it has contracted to maintain their permits, approvals and accreditations.

           There can be no assurance that future changes in the laws and regulations relating to the delivery of healthcare items and services may require the Company or any venture involving the Company to obtain and maintain certain governmental approvals for continued operations. It is not possible to predict the effect of such changes in the law on the Company at this time.

           For the most part, the Company's employees need not have special licenses. Drivers of trucks must have certain special driving licenses. MRI technicians are not required to have licenses in any of the states in which the Company does business. However, many states are holding discussions to require such licensing and to require continuing education. The Company believes that any such licensing requirement would not have any adverse impact on the Company.

      Competition

           The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive. Certain competitors operate fixed-site centers and mobile units in the Company's current service area. Some competitors may have financial resources substantially greater than those of the Company which may give them advantages in negotiating equipment acquisitions and responding quickly to new demand or new technology. In addition, hospitals, private clinics and radiology practices in the Company's service area have in-house equipment which competes with the Company. MRI also competes with less expensive diagnostic imaging devices and procedures which may provide similar information to the physician. Existing healthcare providers who are currently customers of the Company may purchase diagnostic imaging equipment if the cost of such equipment decreases or if their volume of patients increases to the point where it becomes cost-effective to own and operate their own equipment.

      Insurance

           The Company carries workers' compensation insurance, comprehensive and general liability insurance, business interruption, fire and allied perils coverage in amounts deemed adequate by the Company. The Company requires that its healthcare customers maintain professional liability insurance and the Company maintains its own professional liability policy. There can be no assurance that claims will not exceed the amounts of insurance coverage, that the cost for such coverage will not increase to the extent that the Company will be forced to self-insure a substantial portion of this risk, or that such coverage will not be reduced or become unavailable.

      Selling Stockholders

           The selling stockholders of the Common Stock offered hereby include Jeff D. Bergman, Chairman, Chief Executive Officer and President of the Company, Daniel Dickman, Executive Vice President and a director of the Company, David Spindler, Senior Vice President of the Company, and David
      A. Zynn, Chief Financial Officer and Treasurer of the Company. Such individuals comprise all of the executive officers of the Company. In addition, the selling stockholders include all of the directors and one former director of the Company. Each of such persons is offering for sale all shares of Common Stock beneficially owed by such person (other than 51,000 shares issuable upon exercise of certain options held by employees, directors and a former director). If all of the shares of Common
      Stock offered hereby by such persons were sold, the executive officers and directors of the Company would not own outright any shares of Common Stock. As a result, management's and the directors' beneficial interest in the Common Stock of the Company would decrease from approximately 33.5% to substantially less than 1%.

      Control of Company

           The Company's officers and directors as a group beneficially own approximately 33.5% of the Company's Common Stock and are able to exert considerable influence over the affairs and policies of the Company.

      Dividends

           The Company has not paid, and does not anticipate paying in the foreseeable future, cash dividends on its Common Stock.

           On July 10, 1995, the Company paid a 5% stock dividend to all holders of record of its Common Stock as of June 30, 1995.

      Current Prospectus and State Registration Required to Exercise Warrants, Possible Redemption of Warrants

           Holders of the Company Warrants will be able to exercise such warrants only if a current prospectus relating to the Common Stock underlying the Company Warrants is then in effect and only if such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Company Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Company Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Common Stock to those persons desiring to exercise their Company Warrants if a current prospectus covering the Common Stock issuable upon the exercise of the Company Warrants is not kept effective or if such Common Stock is not qualified nor exempt from qualification in the states in which the holders of the Company Warrants reside. In November 1995, the Company's securities began to trade on the Nasdaq National Market, and accordingly there may be exemptions available in substantially all of the states. The Company Warrants (other than the 126,000 Company Warrants held by the Stratton Transferees upon exercise of the Option) are subject to redemption by the Company at any time at $.05 per warrant on 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $9.53 per share (subject to adjustment) for 20 consecutive business days ending within 5 days of the date on which notice of redemption is given. If the Company Warrants are redeemed, the warrant holders will lose their right to exercise the Company Warrants except during such 30-day redemption period. Redemption of the Company

      Warrants could force the holders to exercise the Company Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Company Warrants at the then market value of the Company Warrants at the time of redemption.

      Shares Eligible for Future Sale

           As of the date hereof, there were 3,087,225 shares of Common Stock issued and outstanding, excluding 1,793,348 shares issuable by the Company upon exercise of the Company Warrants, 126,000 shares of Common Stock issuable to the Stratton Transferees upon exercise of an option, 100,000 shares issuable to Commonwealth Associates, the Company's former investment banking firm, upon exercise of 100,000 warrants (the "Commonwealth Warrants") and 949,100 shares issuable to certain officers and directors upon exercise of options and rights held by them. Of such 3,087,225 shares of Common Stock, 1,449,000 shares of Common Stock were sold in the IPO, 693,000 shares were sold by certain selling stockholders pursuant to registration statements under the Securities Act of 1933, as amended (the "Securities Act"), and 438,825 shares were issued pursuant to the exercise of options under registration statements under the Securities Act. The remaining 506,400 shares of Common Stock are "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act) held by four (4) persons. The Company believes that all but 120,000 of such shares have been held for at least two years and may be sold in accordance with Rule 144. The sale, or availability for sale, of substantial amounts of Common Stock in the public market, or any additional offering of Common Stock, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

      Sale of Discontinued Operations

           As previously disclosed in the Company's public filings, the Company implemented a plan which it believed would lead to the divestiture of its outpatient healthcare centers during 1994. On October 31, 1994, the Company sold substantially all of the assets of its radiation therapy center located in Auburn, Washington, for a total sale price of approximately $1.3 million. The sale of the center did not result in a gain or loss and resulted in cash proceeds to the Company of $400,000. The Company remains obligated on approximately $400,000 of capital leases as of March 31, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of certain assets in favor of the Company.

           On June 30, 1995, the Company completed the sale of substantially all of the assets of its remaining outpatient healthcare center, Airport Regional Imaging Center, located in Coraopolis, Pennsylvania, as well as its sixty percent ownership and general partner interests in all of its cardiac care centers to Cardiac Fitness Inc., or an affiliate thereof, for a total sale price of approximately $600,000, including cash and net trade receivables of approximately $500,000 and a note of $100,000. Although the buyer assumed all future operating liabilities of the healthcare center, the Company remains obligated on approximately $700,000 of capital leases as of March 31,, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of stock and certain assets in favor of the Company.

           The sale of the healthcare center, which had previously been treated as a discontinued operation, did not result in a gain or loss. The sale of the sixty-percent ownership and general partnership interests in the cardiac care centers which were treated as continuing operations, resulted in an approximate $50,000 pre-tax gain which was recorded in the second quarter of 1995.

                        ________________________________

           Although it will have no legal obligation to do so, any underwriter participating in this offering may, from time to time, act as a market maker or otherwise effect transactions in the Company's securities. Such underwriter, or other underwriters participating in the offering, if any, may be dominating influences in the market for the Securities. The price and liquidity of the Securities may be affected by the degree, if any, of such underwriter participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time and may require the Company to establish new market makers.

                        ________________________________

           The Company will furnish to holders of its Common Stock annual reports containing audited financial statements. The Company may also distribute quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                  THE COMPANY

                The Company is primarily engaged in the business of operating mobile MRI units. MRI involves the use of high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy. MRI facilitates the diagnosis in the early stages of disease without the need for exploratory surgery or other invasive procedures. MRI has become a preferred diagnostic tool of the medical profession because it is non-invasive and its images are generally better defined and more precise than those produced by other diagnostic imaging tests, without the use of harmful ionizing radiation, such as that produced by computed axial tomography ("CAT") scans and standard x-rays.

                The Company provides mobile MRI services to healthcare providers, which consist primarily of small and medium size hospitals. Including a new MRI unit acquired in February 1996 and the purchase of two new units from another mobile provider in March 1996, the Company currently operates fourteen mobile MRI units which service healthcare providers located in Pennsylvania, North Carolina, West Virginia, Ohio, Virginia and Kentucky. The MRI equipment is transported in specially designed vans that are driven to the healthcare provider's facility where the imaging occurs. The healthcare provider pays the Company on a per scan basis for the use of the equipment. The healthcare providers utilizing the Company's services have a need for MRI services, but do not own their own equipment due to insufficient patient volume to justify a full-time fixed MRI unit, the high cost of owning and operating such equipment, the lack of expertise in this highly specialized field or due to regulatory constraints.

                The Company was formed in November 1991 to merge with Shared Medical Technologies, Inc., a Pennsylvania corporation incorporated in 1987 ("Old SMT") and Shared MRI-4, Inc., a Pennsylvania corporation ("MRI-4"), and to acquire substantially all of the assets and assume substantially all of the liabilities of Shared MRI-1, L.P., a Pennsylvania limited partnership ("MRI-1") and Shared MRI-3, L.P., a Pennsylvania limited partnership ("MRI-3") (Old SMT, MRI-4, MRI-1 and MRI-3 are collectively referred to as the "SMT Group"), each of which leased one, and in the case of Old SMT, two, mobile MRI units (the "Consolidation"). As of November 1991, all of the four entities comprising the SMT Group were owned or controlled by Jeff D. Bergman, Daniel Dickman and Mark A. DeSimone, who (along with Mr. DeSimone's wife) are holders of 564,575 shares, or approximately 18%, of the Company's outstanding Common Stock. Messrs. Bergman, Dickman and DeSimone in the aggregate are beneficial owners of an additional 538,500 shares through rights to acquire the Company's Common Stock. The assets of MRI-1 and MRI-3 were acquired by the Company in exchange for an aggregate of $1,300,000 in notes (the "LP Notes"), the assumption of approximately $2,600,000 of liabilities of the partnerships (primarily relating to the capital leases for the MRI equipment) and 99,950 Warrants. In March 1992, the LP Notes were redeemed, utilizing a portion of the net proceeds of the IPO.

                In March 1992, the Company effectuated an underwritten initial public offering (the "IPO") of Units, each Unit consisting of one share of Common Stock and one Company Warrant to purchase a share of Common Stock for $7.00 (subsequently adjusted to $6.67 as a result of a stock dividend). The Units traded on Nasdaq from March 4, 1992, until October 15, 1992. On October 16, 1992 (the "Separation Date"), the Common Stock and Company Warrants began to trade separately on Nasdaq under the symbols "SHED" and "SHEDW," respectively, and the Units were delisted from trading on Nasdaq.

                During November 1995, the Company's Common Stock and Company Warrants began to trade on the Nasdaq National Market under the symbols SHED and SHEDW, respectively.

                The Company's executive offices are located at 10521 Perry Highway, Wexford, Pennsylvania 15090, and its telephone number is (412) 933-3300. Unless the context requires otherwise, with respect to events occurring prior to the Consolidation, the "Company" may refer to one or more of the entities comprising the SMT Group.

                                  THE OFFERING

           1. 1,793,348 shares of Common Stock are being offered by the Company upon exercise of the Company Warrants (includes 126,000 shares shown in 2(b) below that, alternatively, may be offered by the Stratton Transferees, 2,100 shares shown in 3 below that may be issued to and re-offered by Mr. Bergman). The Company Warrants were issued in the following transactions:

                (a) 1,380,000 Company Warrants to purchase 1,449,000 shares of Common Stock were issued as part of the Units offered by the Company in the IPO.

                (b) 99,950 Company Warrants to purchase 104,948 shares of Common Stock that were originally issued to the former Limited Partners of MRI-1 and MRI-3 (the "MRI Partners") as partial consideration for the assets of MRI-1 and MRI-3. See "The Company."

                (c) 120,000 Stratton Warrants to purchase 126,000 shares of Common Stock are issuable upon exercise of the Unit Purchase Option (the "Option") issued in the IPO to Stratton, the underwriter of the IPO and subsequently transferred to the Stratton Transferees. The Option is exercisable for 126,000 shares of Common Stock and 120,000 Warrants to purchase 126,000 shares of Common Stock.

                (d) 108,000 Company Warrants to purchase 113,400 shares of Common Stock that were originally issued to DVI Financial Services Inc., an affiliate of the Company ("DVI"), pursuant to the conversion of the Series A Preferred Stock. DVI sold such 108,000 Company Warrants pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act").

           2. 252,000 shares of Common Stock may be offered by the Stratton Transferees as follows:

                (a) 126,000 shares of Common Stock upon exercise of the Option described in 1(c) above; and

                (b) 126,000 shares of Common Stock upon exercise by the Stratton Transferees of the 120,000 Stratton Warrants (shown also in 1(c) above) receivable upon exercise of the Option.

           3. 433,900 shares of Common Stock may be offered by Jeff D. Bergman, including 40,000 shares which Mr. Bergman beneficially owns through a partnership, 96,500 shares which Mr. Bergman has the right to acquire at various prices ranging from $2.46 to $3.8125 through the exercise of stock options pursuant to the Company's 1991 Employee Stock Option Plan, 100,000 shares which Mr. Bergman has the right to acquire at $3.875 pursuant to a grant of 100,000 warrants under the Company's 1995 Director Warrant Plan (the "Director's Warrants") and 2,100 shares which Mr. Bergman has the right to acquire by exercise of the 2,000 Company Warrants acquired by him in open market transactions (see "Certain Relationships").

           4. 460,775 shares of Common Stock may be offered by Daniel Dickman, including 40,000 shares which Mr. Dickman beneficially owns through a partnership, 71,500 shares which Mr. Dickman has the right to acquire at various prices ranging from $3.33 to $3.8125 through the exercise of stock options pursuant to the Company's 1991 Employee Stock Option Plan, and 100,000 shares which Mr. Dickman has the right to acquire at $3.875 pursuant to a grant of 100,000 Director's Warrants (see "Certain Relationships").

           5. 186,000 shares of Common Stock may be offered by Mark A. DeSimone, including 31,500 shares which Mr. DeSimone has the right to acquire at $1.875 by exercise of options granted to him by the Company for services rendered, 40,000 shares of Common Stock held by L.M. Paul, his spouse, which shares may be deemed to be beneficially owned by him (Mr. DeSimone disclaims beneficial ownership of such shares) and

      114,500 shares which Mr. DeSimone has the right to acquire at $4.01 pursuant to a grant of 114,500 warrants by the Board of Directors.

           6. 100,000 shares of Common Stock may be offered by Alan Novich, including 100,000 shares which Mr. Novich has the right to acquire at $3.875 pursuant to a grant of 100,000 Director's Warrants.

           7. 102,100 shares of Common Stock may be offered by David A. Malone, including 100,000 shares which Mr. Malone has the right to acquire at $3.875 pursuant to a grant of 100,000 Director's Warrants and 2,100 shares which Mr. Malone has the right to acquire at $1.875 by exercise of options granted for services rendered.

           8. 100,000 shares of Common Stock may be offered by Gerald Cohn, which shares Mr. Cohn has the right to acquire at $3.875 pursuant to a grant of 100,000 Director's Warrants.

           9. 75,000 shares of Common Stock may be offered by David Spindler, which shares Mr. Spindler has the right to acquire at various prices ranging from $2.46 to $3.8125 through the exercise of stock options pursuant to the Company's 1991 Employee Stock Option Plan.

           10. 17,500 shares of Common Stock may be offered by David A. Zynn, which shares Mr. Zynn has the right to acquire at a price of $3.8125 through the exercise of stock options pursuant to the Company's 1991 Employee Stock Option Plan.

           11. 40,000 shares of Common Stock may be offered by L.M. Paul, who may be an affiliate of the Company by virtue of the fact that she is the spouse of Mark A. DeSimone, a former director and former consultant to the Company. These 40,000 shares are also shown in 5 above.

           12. 50,000 warrants to purchase 50,000 shares of Common Stock at an initial exercise price of $4.47 issued to each of Commonwealth Associates, the Company's former investment banker and Andres V. Bello, Managing Director, of Commonwealth Associates (the "Commonwealth Warrants"). 50,000 shares of Common Stock may be offered by each of Commonwealth Associates and Andres V. Bello upon exercise of their respective Commonwealth Warrants.

                                USE OF PROCEEDS

           If all of the Company Warrants are exercised, the net proceeds to the Company from the sale of the Common Stock offered by the Company pursuant to the Company Warrants are estimated to be approximately $11,900,000. To the extent that the Company receives any proceeds from the exercise of the Company Warrants, the Company expects that such proceeds would be used to continue to expand the business of the Company and for general working capital purposes. However, there can be no assurance that all, if any, of such Company Warrants will be exercised. The Company will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders.

                              SELLING STOCKHOLDERS

           For a description of the manner in which the Common Stock offered hereby by each of the selling stockholders (the "Selling Stockholders") was acquired, and as to which shares are beneficially owned pursuant to rights to acquire, see "The Offering." See the disclosure following this table for information regarding any position, office or material relationship that each of the Selling Stockholders has had with the Company during the past three years.

           The following table sets forth information with respect to the beneficial ownership of Common Stock by each Selling Stockholder as of the close of business on June 11, 1996, which may be offered from time to time hereby. Unless indicated below, the address of each selling stockholder is c/o SMT Health Services Inc., 10521 Perry Highway, Wexford, Pennsylvania 15090. As a registered broker-dealer and market-maker in the Common Stock and Warrants, Commonwealth Associates may, from time to time, acquire and dispose of beneficial ownership of other Company securities. As of the date of this Prospectus, assuming the sale by each of the Selling Shareholders of all of the shares of Common Stock listed below, the Company believes that none of such Selling Shareholders would beneficially own any shares of Common Stock, Company Warrants, Stratton Warrants, Director's Warrants or Commonwealth Warrants, except for shares that may be acquired under the 1991 Employee Stock Option Plan or the Stock Option Plan for Nonemployee Directors (see notes 1 and 2 below).


                                     Beneficial Ownership Prior to the Offering
                                     ------------------------------------------
 Name of Selling Stockholder         Number of Shares       Percentage of Class
 ---------------------------         ----------------       -------------------

 Jeff D. Bergman/1/                          433,900                 13.2
 Daniel Dickman/1/                           460,775                 14.1
 Mark A. DeSimone/2/                         186,000                  5.7
 L.M. Paul                                    40,000                  1.3
 Alan Novich                                 100,000                  3.1
 David J. Malone/2/                          102,100                  3.2
 Gerald Cohn/2/                              100,000                  3.1
 David Spindler/1/                            75,000                  2.4
 David A. Zynn/1/                             17,500                    *

 Daniel Porush                                63,000                  2.0
  100 Rodeo Drive
  Syosset, New York 11791

 Kenneth Greene                               50,400                  1.6
  c/o Stratton Oakmont, Inc.
  1978 Marcus Avenue, Suite 120
  Lake Success, New York 11042

 Jordan Belfort                              138,600                  4.3
  5 Pin Oak Court
  Old Brookville, New York 11545

 Andres V. Bello/3/                          100,000                  3.1
  c/o Commonwealth Associates
  733 Third Avenue
  New York, New York  10017

 Commonwealth Associates                      50,000                  1.6
  733 Third Avenue
  New York, NY  10017

      ____________________

      /*/Less than 1%.

      /1/Does not include, for Messrs. Bergman, Dickman, Spindler and Zynn, 7,000, 7,000, 3,000 and 2,500 shares, respectively, which such person has the right to acquire under options issued to him under the Company's 1991 Employee Stock Option Plan.

      /2/Does not include, for each of Messrs. DeSimone and Cohn, 8,400 shares of Common Stock and, for Mr. Malone, 2,100 shares of Common Stock, which each has the right to acquire under options issued to him under the Company's Stock Option Plan for Nonemployee Directors.

      /3/Includes 50,000 shares owned by Commonwealth Associates which Mr. Bello may be deemed to beneficially own as a Managing Director of Commonwealth Associates.

           The following sets forth information regarding any position, office or material relationship that each of the Selling Stockholders has had with the Company during the past three years.

           Mr. DeSimone, a former director of the Company, was a consultant to the Company and the Company, in 1991, entered into a five-year consulting agreement with him pursuant to which he was entitled to receive a consulting fee of $75,000 per annum. Mr. DeSimone provided services relating to special projects and other business affairs of the Company. The Company believes that the terms of this consulting agreement were as favorable, in all material respects, as might have been obtained from an unaffiliated third party. This agreement is scheduled to terminate in November 1996. On March 27, 1996, the Company prepaid the remaining $50,000 due under the agreement and terminated the consulting relationship. Mr. DeSimone also was a partner in the law firm that provided services to the Company in 1993. That law firm did not provide legal services to the Company during 1994 or 1995 nor is it expected to perform legal services in the future.

           Messrs. Bergman (Chairman, Chief Executive Officer and President of the Company), and Dickman (Chief Operating Officer and a director of the Company) each owned a one-third equity interest in a partnership, Shared Mobile Enterprises ("SME"), which leased and subleased to the Company certain tractors for the transportation of mobile MRI units. The remaining one-third interest in SME is owned by L.M. Paul. Ms. Paul is Mark A. DeSimone's spouse. SME received a lease payment of approximately $2,500 per month plus reimbursement of expenses from the Company for each tractor. At December 31, 1993, 1994 and as of June 30, 1995, the Company was leasing ten, ten and eleven tractors, respectively, from SME. During 1993, 1994 and 1995, lease payments to SME were approximately $258,000, $257,000 and $180,000, respectively. The Company believes that the terms of its leases with SME were as favorable, in all material respects, as might have been obtained from an unaffiliated third party.

           Effective July 1, 1995, SME released the Company from its obligations under ten long term subleases in exchange for the issuance to SME of 120,000 unregistered shares of Common Stock valued at $3 per share, the weighted average closing price for the stock for the prior thirty trading days. The Company received an opinion from an independent financial advisor that the transaction was fair to the Company and its stockholders. At the same time, with the concurrence of the third party leasing company, the Company assumed SME's obligations under its original lease and modified that lease by (1) extending the lease term by one additional year and (2) adding one additional truck cab to the schedule of leased property with a corresponding increase in base rental payments. The $360,000 value of the shares represents the present value of the excess of the sublease payments over the original lease payments. The Company has capitalized the $360,000 and is amortizing this prepaid rent over a period which approximates the lease term. .

           The Company has entered into numerous leasing transactions with DVI, Inc. ("DVI"), although it is not anticipated that the Company will obtain its future lease financing from DVI.

           During 1992 and 1993, the Company entered into numerous leasing transactions with DVI pertaining to both continuing and discontinued operations involving total financing of approximately $15.6 million. During 1994, the Company did not enter into any new leases with DVI and refinanced with third parties $3.2 million of leases held by DVI. During the first quarter of 1995, the Company refinanced its remaining leases with DVI, totalling approximately $6.5 million, with third-party lease companies. At December 31, 1994, the total cost and accumulated amortization of equipment under capital lease obligation with DVI were approximately $10.1 million and $3.3 million, respectively. Interest rates under financing agreements with DVI ranged from 11% to 14%. Total payments to DVI during 1993, 1994 and 1995 with respect to capital lease obligations were approximately $4.1 million, $3.9 million and $.4 million, respectively, including $1.7 million, $1.4 million and $.1 million respectively, of interest expense associated with such capital leases. Several leases with DVI were sold or assigned by DVI to third parties to whom the Company directly makes monthly lease payments.

           In February 1992, the Company acquired the assets and liabilities of, or merged with, several predecessor entities (the "Consolidation"). In connection with the Consolidation, DVI purchased, for an aggregate purchase price of $600,000, the 368,000 shares of Common Stock previously offered and 5,400 shares of the Company's Series A

      Preferred Stock. DVI's 5,400 shares of Series A Preferred Stock were convertible into 108,000 shares of Common Stock. In order to facilitate the IPO, the Company agreed to contribute to DVI 108,000 Warrants (if DVI converted the Series A Preferred Stock and sold the Common Stock prior to the date of separation of the Common Stock and Warrants (the "Separation Date")) in order to allow DVI to sell the 108,000 Common Shares and Warrants as Units during the period in which the Common Stock and Warrants sold as Units and there was no established trading market for Common Stock or Warrants separately. As of August 1, 1992, the Company and DVI agreed that, in exchange for a reduction in the dividend rate of the Series A Preferred Stock from 12% to 8%, the Company would deliver to DVI, upon conversion of the 5,400 shares of Series A Preferred Stock, the 108,000 Warrants whether such conversion occurred before or after the Separation Date. The Separation Date occurred on October 16, 1992. DVI also had certain registration rights with respect to such shares of Common Stock and Warrants. In July 1993, DVI converted the Series A Preferred Stock to 108,000 shares of Common Stock, SMT delivered 108,000 Warrants to DVI, and DVI sold such shares and Warrants. In March 1995, DVI sold its 368,000 shares, pursuant to registration statements under the Securities Act of 1933, as amended (the "Securities Act").

           In connection with DVI's investment in the Company, the Company has agreed that DVI shall have the exclusive right, but not the obligation, to lease or otherwise to finance the Company's acquisition of medical diagnostic and therapeutic equipment for a period of five years ending February 1997, provided that the terms and conditions charged to the Company on such transactions are not greater than (a) the differentials between the interest rates and such other terms and conditions on transactions previously entered into by DVI with the Company; or (b) the differentials between such terms and conditions generally applicable to transactions entered into by DVI with other entities in which DVI or principals of DVI have made equity investments structured in a manner substantially similar to the structure of the investment made by DVI in the Company. DVI has terminated its exclusive right to finance or refinance the Company's leases.

           In connection with DVI's participation in the Consolidation and its investment in the Company, DVI agreed that, unless the Company otherwise consented, neither DVI nor any of its affiliates would acquire 15% or more of the capital stock of any entity if (i) such entity is engaged in the business of operating diagnostic imaging equipment or radiation therapy equipment (ii) such entity has its principal place of business in Kentucky, Maryland, Michigan, Missouri, North Carolina, Ohio, Pennsylvania, Virginia or West Virginia; and (iii) the equity investment in such entity is made by DVI with the express agreement and understanding that a public offering of the common stock of such entity will be made within a reasonable period of time following he making of such investment of DVI. The agreements with DVI do not, however, prohibit DVI from competing with the Company and, in fact, DVI is and will continue to be a direct competitor of the Company in connection with certain of DVI's business activities. DVI will also compete with the Company as part of its equipment leasing operations as well as through its acquisition of interest in entities which may compete with the Company.

           Gerald Cohn, a director of the Company, is a director and stockholder of and consultant to DVI.

           The Company signed a six-month agreement retaining Commonwealth Associates ("Commonwealth") as its investment banking firm. Commonwealth, a New York based investment banking firm specializing in serving the financial needs of emerging growth companies, was engaged to assist the Company in establishing a long-term financial strategy and in evaluating possible transactions involving other mobile diagnostic providers. In addition to a normal retainer, the Company granted to Commonwealth 100,000 five-year warrants to purchase the Company's Common Stock at $4.47, the closing bid price of the Common Stock the day the Agreement was executed. This Agreement with Commonwealth expired on April 10, 1996.

           In March 1995, the Company entered into a five-year employment agreement with each of Jeff D. Bergman and Daniel Dickman, pursuant to which Mr. Bergman agreed to serve as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Dickman as the Executive Vice President and Chief Operating Officer, each at an annual base salary of not less than $180,000. The employment agreements provide that if the employee is terminated other than for "cause" or if the employee terminates for "good reason" (including a change in control event), the employee shall be entitled to a continuation of full salary and bonus compensation for a period equal to the remainder of the term. The agreements further provide for a lump sum payment of two and one-half times salary, bonus and certain other amounts and continuation of certain benefits in the event that the employee is terminated in connection with a change in control of the Company. Both contracts provide for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes, determined in accordance with generally accepted accounting principles for financial reporting purposes. Each of these Executive Officers received approximately $74,000 pursuant to the bonus pool for services rendered in 1995.

           Stratton was the underwriter of the Company's initial public offering. In connection with the initial public offering, Stratton received underwriting commission of $690,000, an expense allowance of $207,000, and certain indemnifications.

           As additional compensation in connection with the initial public offering, the Company granted to Stratton the Option which covers 120,000 units, each unit consisting of 1.05 shares of Common Stock and one Company Warrant to purchase 1.05 shares of Common Stock. The Option is exercisable until March 4, 1997 and entitles Stratton to purchase each unit at an exercise price equal to $5.94, subject to adjustment in certain events. Stratton subsequently transferred the Option to the Stratton Transferees, who are selling stockholders.

           On August 9, 1995, the Company adopted the 1995 Director Warrant Plan (the "Plan") pursuant to which eligible directors received unregistered Director's Warrants. The Plan allows for issuance of Director's Warrants to purchase up to 700,000 shares of Common Stock.

           On August 9, 1995, Director's Warrants to purchase up to 500,000 shares of Common Stock at an initial exercise price of $3.875, the closing price of the Company's stock on the date of issue, were issued to five directors. Separately, unregistered warrants to purchase 114,500 shares of Common Stock at an initial exercise price of $4.01 were also issued to an outside director, who was also a consultant to the Company, who was ineligible to participate in the Plan.

                             PLAN OF DISTRIBUTION

           The Company has been advised that the Common Stock offered by the Selling Stockholders (the "Shares") may from time to time be offered and sold by the Selling Stockholders to or through underwriters, through one or more agents or dealers or directly to purchasers. The distribution of the Shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has been further advised that offers to purchase Shares may be solicited directly by the Selling Stockholders or by agents designated by the Selling Stockholders from time to time.

           If sold through agents, the Shares may be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of any stock exchange or trading system on which the Common Stock is admitted for trading privileges (the "Markets"), in which such an agent may attempt to sell the Common Stock as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the Markets (as described below) or (iv) any combination of such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Markets and at prices related to prevailing market prices or negotiated prices in the case of transactions off the Markets. In connection therewith, distributors' or sellers' commissions may be paid or allowed. If an agent purchases Shares as principal, such stock may be resold by any of the methods of sale described above.

           From time to time an agent may conduct a "fixed price offering" of Shares off the Markets. In such case, such agent would purchase a block of shares from the Selling Stockholders and would form a group of selected dealers to participate in the resale of the shares.

           If a dealer is utilized in the sale of Shares, the Selling Stockholders may sell such Shares to the dealer as principal. The dealer may then resell such Shares to the public at varying prices determined by such dealer at the time of resale.

           In connection with the sale of Shares, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of Shares for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters or agents may sell Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commission from the underwriters or agents and/or commissions from the purchasers for whom they may act as agents. Underwriters, agents and dealers that participate in the distribution of Shares may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Shares by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended ("Securities Act").

           Under agreements which may be entered into by the Company and the Selling Stockholders, underwriters and agents who participate in the distribution of Shares may be entitled to indemnification by the Selling Stockholders and the Company against certain civil liabilities, including liabilities under the federal securities laws, or to contribution by the Selling Stockholders and the Company to payments which such underwriters or agents may be required to make in respect thereof. Underwriters, agents and dealers may engage in transactions with or perform services for the Selling Stockholders and/or the Company in the ordinary course of business.

                                    EXPERTS

           The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 thereto, as of and for the years ended December 31, 1995 and December 31, 1994, have been audited by KPMG Peat Marwick LLP; and for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their respective reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

           Certain legal matters with respect to the shares of Common Stock offered hereby have been passed upon for the Company by Buchanan Ingersoll Professional Corporation.

                 Subject to Completion, dated June 14, 1996



PROSPECTUS


                            SMT HEALTH SERVICES INC.

                                214,450 Warrants

          This Prospectus relates to an aggregate offering of up to 214,450 warrants (the "Warrants") to purchase common stock, par value $.01 per share (the "Common Stock"), of SMT Health Services Inc., a Delaware corporation ("SMT" or the "Company"). Of the Warrants offered hereby, 92,450 of such Warrants are being offered by the former Limited Partners of Shared MRI-1, L.P. and Shared MRI-3, L.P., Pennsylvania limited partnerships (the "L.P. Holders"), and 120,000 Warrants (the "Stratton Warrants") may be offered by Daniel Porush, Kenneth Greene and Jordan Belfort (the "Stratton Transferees") upon exercise of a unit purchase option (the "Option") originally held by Stratton Oakmont Inc. ("Stratton") which was subsequently transferred to the Stratton Transferees; and 2,000 Warrants may be offered by Jeff D. Bergman, Chairman, Chief Executive Officer and President of the Company. The L.P. Holders, the Stratton Transferees and Mr. Bergman are referred to herein as the "Selling Stockholders." See "Selling Stockholders." The Warrants (other than the Stratton Warrants held by the Stratton Transferees upon exercise of the Option) are redeemable by the Company in certain events. Each Warrant, entitles the holder thereof to purchase
1.05 shares of Common Stock for $6.67 per share, subject to adjustment in certain events, at any time until 5:00 p.m., Eastern Time, on March 4, 1997, unless previously redeemed by the Company.


          The Warrants and the Common Stock are traded on the Nasdaq National Market under the symbols SHEDW and SHED, respectively. The closing sale price, as quoted in the National Market for the Warrants was $3.375 per Warrant on June 11, 1996, and for the Common Stock was $10.125 per share on June 11, 1996.


          The Company will not receive any of the proceeds from the sale of the Warrants by the Selling Stockholders. Expenses of this offering, estimated at $40,000, are payable by the Company. See "Plan of Distribution."


          Reference is hereby made to and prospective investors should consider the concurrent offering of the Company's Common Stock through which substantially all of the Common Stock beneficially owned by the Company's directors and executive officers is registered for sale. Such offering is being made through a separate prospectus which is available from the Company on request. See "The Company."


          The Warrants offered hereby are speculative and involve a substantial degree of risk. Prospective investors should carefully consider the factors set forth under "Risk Factors."

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY WARRANTS OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                        ------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------

                  The date of this Prospectus is      , 1996.
                                                -----

                             AVAILABLE INFORMATION

          SMT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the reports and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

          SMT has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about SMT and the Securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the charges prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publically available through the Commission's Web site (http://www.sec.gov).

                           INCORPORATION BY REFERENCE



          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 thereto; (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, as amended by Amendment No. 1 thereto; (c) Proxy Statement dated March 28, 1996; and (d) The description of the Company's Common Stock and Warrants contained in the registration statement on Form 8-A.



          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to David A. Zynn, Chief Financial Officer, SMT Health Services Inc., 10521 Perry Highway, Wexford, Pennsylvania 15090. The Company's telephone number is (412) 933-3300.

                           RISK FACTORS RISK FACTORS

          The purchase of the Securities being offered hereby involves a high degree of risk and substantial dilution. Prospective investors should carefully consider, among other matters, the following risks and other factors before making a decision to purchase the Securities.

Significant Leverage and Repayment Obligations

          The Company's business is highly capital intensive. The Company has financed the acquisition of all of its Mobile Magnetic Resonance Imaging ("MRI") equipment through capital leases and loans and as a result is highly leveraged. At December 31, 1995, the Company's total liabilities were approximately $17.9 million and its capital was approximately $5.4 million. At March 31, 1996, the Company's total liabilities were approximately $20.1 million and its capital was approximately $5.9 million. The Company is therefore subject to the risks associated with such substantial leverage, including the risk that cash flow may not be adequate to make required payments on indebtedness. A decrease in equipment utilization arising from, among other things, cancellation or nonrenewal of contracts, equipment malfunctions, the inability to effect prompt and timely repairs to equipment or a reduction in demand for the Company's equipment or services could materially and adversely affect the Company's ability to service its indebtedness.

          The Company's monthly payments on its capital leases and other long-term debt were approximately $550,000 as of March 31, 1996. Total payments under the Company's capital lease obligations and other long-term debt may equal or exceed minimum revenues receivable under the Company's service contracts if such contracts are not renewed by healthcare providers, if receivables are not collected by the Company on a timely basis or if the number of scans or other services performed fails to meet expected levels. In such case, the Company would be unable to meet its debt service obligations, and would be in default under its various loan and lease agreements.

          As of December 31, 1995, the Company's current assets were approximately $5.6 million and its current liabilities were approximately $5.2 million, resulting in a working capital surplus of approximately $400,000. At March 31, 1996, the Company's current assets were approximately $5.2 million, and its current liabilities were approximately $5.8 million resulting in a working capital deficit of $600,000. The change in working capital since year end is primarily due to the acquisition of a mobile MRI provider during the first fiscal quarter. Of such liabilities, approximately $4.4 million and $4.9 million represented the current portion of long-term debt and capital lease obligations as of December 31, 1995 and March 31, 1996, respectively. There can be no assurance that the Company's revenues will continue to be sufficient to satisfy the increased lease payments or that such favorable terms will be available in the future.

Equipment Maintenance, Service and Damage

          All of the diagnostic imaging equipment utilized by the Company is technologically sophisticated and complex, requires regular service and is subject to unpredictable malfunctions and breakdowns. The Company contracts with, and relies upon, the equipment manufacturer to provide maintenance services on a prompt and timely basis. Because diagnostic imaging equipment is technologically sophisticated, it is uncertain whether and how quickly others could provide maintenance services if the equipment manufacturers were unable or unwilling to do so. Consequently, the Company's business might be adversely affected if the manufacturers stopped providing maintenance services.

          Substantially all of the Company's tangible assets consist of diagnostic imaging equipment, including primarily specially designed mobile MRI units. Generally, a mobile unit is moved several times a week from one location to another, and there is always a risk that a traffic accident or automotive breakdown will occur while the equipment is in transit. Although the Company's equipment is insured against the risks of damage in an accident, and the Company is insured for business interruptions resulting from any damage to such equipment for the period required to repair or replace the equipment, it may not be possible to repair damaged equipment so that it will achieve its original level of performance. Substitute or replacement equipment may be unavailable and the quality of the potential replacement equipment unknown. In addition, there is no assurance that the Company would receive sufficient insurance proceeds following any damage to its equipment to fully compensate it for the losses resulting from such damage or receive business interruption insurance proceeds to compensate for lost business.

Reimbursement of Health Care Costs

          The Company receives payment directly from health care providers, rather than from private insurers, other third party payors or governmental entities, for its mobile MRI units. The Company's mobile service contracts with its customers provide that the Company must be paid within 30 days of providing its services and are not conditioned upon the receipt of payment by the healthcare provider. Under current reimbursement regulations, the Company is unable to bill the insurer or the patient directly for services provided for hospital inpatients or outpatients. Payment to health care providers by third party payors for the Company's diagnostic services depends substantially upon such payors' reimbursement policies. Consequently, those policies have a direct effect on health care providers' ability to pay for the Company's services and the Company's level of charges. Mounting concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on reimbursements to health care providers may affect such providers' ability to pay for the services offered by the Company and could indirectly adversely affect the Company's financial performance.

Other Reimbursement Matters

          Many insurance companies, employers and other payors are increasing their use of managed care plans such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs") as a means of controlling their healthcare costs. In addition to contracting with selected healthcare providers to provide healthcare services, often at a discount or on a capitation basis, such plans engage in strict utilization review activities to more closely control the utilization of services by their subscribers. There can be no assurance that the increased use of managed care plans in the Company's service areas will not affect its level of charges or the demand for its services.

          Numerous changes have been made in governmental and commercial insurance programs in recent years in an effort to reduce the extent to which these third-party payors absorb increases in medical costs. Some third-party payors have also experienced difficulties in meeting their payment obligations whether on a timely basis or otherwise. In addition, a number of bills proposing to regulate, control or alter the methods of financing and delivering healthcare, including proposals for a national health insurance program, have been discussed and introduced in Congress and various state legislatures. Further, Congress has proposed Medicare/Medicaid Reform which would limit increases in governmental healthcare expenditures. The effect of any of these proposals or changes by existing insurers in their reimbursement methodologies on the healthcare industry and the Company cannot be determined at this time.

Availability of Equipment Financing; Timely Delivery of Equipment

          Future acquisitions of equipment will be made pursuant to capital and operating leases or purchase financing. Leases or loans for mobile MRI equipment are generally in the original principal amount of approximately $1.8 million to $2.2 million per unit, depending upon the type, features and options of the diagnostic imaging equipment leased. The Company's ability to expand is, therefore, tied to the availability of lease or purchase financing. Although the Company has in the past been able to procure lease and purchase financing, there can be no assurance that lenders or equipment leasing companies will continue to enter into leases or purchase financing with the Company.

          The timely delivery of mobile MRI equipment is outside the control of the Company and significant delays in delivery may materially and adversely affect the Company. Such delays could arise from, among other things, manufacturer and delivery delays.

Government Regulation

          General. The provision of diagnostic imaging services is subject to a number of federal, state and local laws, regulations and rules, some of which are very complex. Although the Company believes that it is currently in compliance with applicable laws, regulations and rules, some of such laws are broadly written and subject to little or no interpretation by courts or administrative authorities. Hence, there can be no assurance that a third party or governmental agency will not contend that certain aspects of the Company's operations or procedures are not in compliance with such laws, regulations or rules or that state agencies or courts would interpret such laws, regulations and rules in the Company's favor. The sanctions for failure to comply with such laws, regulations or rules could be denial of the right to conduct business, significant fines and/or criminal penalties. Additionally, an increase in the complexity or substantive requirements of such laws, regulations or rules could adversely affect the Company's business.

          Certificate of Need. In addition, several states in which the Company operates have certificate of need ("CON") laws and regulations that control and regulate the establishment of healthcare facilities and services and the acquisition and operation by hospitals and other providers of major equipment such as MRI units and other diagnostic imaging equipment. In several states in which the Company operates, a hospital or the Company may need a CON before the Company can provide its diagnostic imaging services. CON regulations could inhibit the expansion of the Company's business.

          Practice of Medicine. The establishment, marketing and operation of the diagnostic imaging units are subject to laws prohibiting the practice of medicine by non-physicians. The Company's employees provide only the technical services relating to the diagnostic procedures (under the supervision of licensed physicians) and the related non-medical administrative support services. Professional medical services, such as the reading of the diagnostic imaging studies and related diagnosis, are separately provided by licensed physicians. The Company does not employ any physicians to provide medical services. There can be no assurance, however, that state authorities or courts will not determine that the Company's services and/or relationships with providers constitute the unauthorized practice of medicine by the Company.

          Fraud and Abuse Laws. The Social Security Act and certain provisions of state law provide civil and criminal penalties for persons who knowingly and willfully solicit, pay, offer or receive any remuneration, directly or indirectly, as an inducement to make a referral of a patient for services or items for which payment may be made under the Medicare or Medicaid programs. Often termed "fraud and abuse" or "anti-kickback" laws, the provisions have been broadly interpreted by the courts.

          The Office of Inspector General of the Department of Health and
Human Services ("HHS") has issued regulations specifying certain business arrangements and payment practices involving providers or other entities, such as the Company, which will not be considered prohibited activities. Commonly termed "safe harbor regulations," the regulations set forth certain standards which, if satisfied, will ensure that the arrangement will not be subject to criminal prosecution or civil sanctions under the fraud and abuse laws. Failure to satisfy the safe harbors in and of itself does not render an arrangement illegal. The Company believes it is in compliance with the safe harbor regulations applicable to its current operations.

          One principal focus of the fraud and abuse laws has been on arrangements in which profit distributions are made by a partnership or other business venture for health-related items or services to investors who make or are otherwise in a position to influence referrals of Medicare or Medicaid patients to the venture. Where such arrangements exist, a question is raised as to whether the profit distributions are illegal payments in exchange for referrals. Certain safe harbors set forth criteria which, if met, will insure that investors in business ventures for health-related items or services will not be subject to scrutiny under the fraud and abuse laws.

          One safe harbor protects profit distributions to investors made by publicly traded companies with tangible assets of more than $50 million. At present, the Company does not satisfy the asset threshold for protection under this safe harbor.

          Another safe harbor covers investment interests in small entities.
The conditions for compliance with this safe harbor include, among other things, requirements that no more than 40% of the investment interests of each class of investments in the entity may be held by persons who are in a position to make or influence referrals (including hospitals and physicians), furnish items or services to the entity or otherwise generate business for the entity, so-called "tainted investors," and that no more than 40% of the entity's gross revenues may come from referrals, items or services furnished or business otherwise generated by "tainted investors." Unless a large percentage of the Company's Common Stock or Warrants are held by "tainted investors," it would appear that investments in the Company will fall within the safe harbor for investment interests.

          None of the Company's mobile MRI activities are carried out through partnerships or other ventures with hospitals, physicians or other third parties.

          The laws involving fraud and abuse and the safe harbor regulations are currently in a rapid state of development and it is difficult to provide a clear analysis of the risks in this area. There can be no assurance that enforcement agencies or courts will determine that any existing arrangements comply with all applicable laws and regulations.

          Other Patient Referral Restrictions. Additionally, Pennsylvania, as well as other states in which the Company operates, prohibits the referral of Medicaid patients for services or items by a provider in which the referring physician has an ownership interest. Certain states do not restrict patient referrals but do require the disclosure to a patient by the referring physician of a financial interest in a facility or vendor to which the patient is being referred for services or items.

          Stark II. The Omnibus Budget Reconciliation Act of 1993 enacted new federal anti-referral legislation, more commonly known as "Stark II" after its prime sponsor, Rep. Fortney "Pete" Stark (D. Calif.). Effective January 1, 1995, Stark II bans referrals by physicians of Medicare and Medicaid patients to entities for certain designated health services, including MRI services, if a physician or immediate family member has a prohibited financial relationship with the entity providing the service. A financial relationship is generally defined as an ownership or investment interest in or compensation arrangement with the entity, subject to certain exceptions. Penalties include nonpayment for services rendered pursuant to a prohibited referral, civil money penalties and fines and possible exclusion from the Medicare and Medicaid programs. The Company believes it is currently in compliance with the requirements of Stark
II. However, there can be no assurance that enforcement agencies or courts will determine that existing arrangements comply with all applicable laws and regulations.

Need for Additional Financing

          The Company expects that its current cash balances, future cash flows anticipated to be generated from operations and currently available equipment financing arrangements will be sufficient to fund the Company's operations through at least fiscal year 1997. This estimate is based on certain assumptions, including the maintenance of expenses and cash flows from operations at historical levels. There can be no assurance that these assumptions will be realized or that a sufficient level of equipment utilization will be attained to fund operations after the stated period. The failure to achieve these assumptions may decrease the period of time for which the Company estimates that these funds will be sufficient.

Reliance on Key Personnel

          The Company's success depends in large part upon a number of key management personnel and technical employees. The loss of the services of one or more of its management personnel, in particular Jeff D. Bergman, Daniel Dickman, David Zynn and David Spindler, could have a material adverse effect on the Company. The Company has key man life insurance covering Messrs. Bergman, Dickman and Spindler.

          The ability of the Company to attract and retain qualified technicians to operate the diagnostic imaging equipment is crucial to the operations of the Company. Such technicians are in short supply and are typically attracted to nonmobile facilities which provide predictable locations and work schedules. In contrast, mobile facilities provide very unpredictable work schedules and constantly changing locations which may not be attractive to a large portion of technicians. Therefore, the Company may experience some difficulty finding qualified technicians for its mobile MRI units. The Company believes its future success will depend in part on its ability to attract and retain highly skilled employees. To date, the Company has been able to attract sufficient technicians, although there can be no assurance that this will continue in the future.

Technological Change and Obsolescence

          The Company's services require the use of state-of-the-art medical diagnostic equipment that has been characterized by rapid technological advances. Although the Company believes that the equipment it provides can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing equipment technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's equipment. Diagnostic imaging equipment is currently manufactured by numerous companies. Competition among manufacturers for a greater share of the diagnostic imaging equipment market may have the effect of generating greater technological advances in the capacity of this new equipment. Consequently, the obsolescence of the Company's equipment may be accelerated. Although the Company is aware of no substantial technological change, should such change occur there can be no assurance that the Company will be able to acquire the new or improved equipment which may be required to service its customers.

Other Requirements Concerning Licensing, Permits and Approvals

          Most states do not currently license MRI providers such as the Company. Hospitals with which the Company has contracted are subject to a variety of regulations and standards of state licensing and other authorities and accrediting bodies such as the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO"). As an outside vendor, the Company may be required to comply with such regulations and standards to enable the hospitals with which it has contracted to maintain their permits, approvals and accreditations.

          There can be no assurance that future changes in the laws and regulations relating to the delivery of healthcare items and services may require the Company or any venture involving the Company to obtain and maintain certain governmental approvals for continued operations. It is not possible to predict the effect of such changes in the law on the Company at this time.

          For the most part, the Company's employees need not have special licenses. Drivers of trucks must have certain special driving licenses. MRI technicians are not required to have licenses in any of the states in which the Company does business. However, many states are holding discussions to require such licensing and to require continuing education. The Company believes that any such licensing requirement would not have any adverse impact on the Company.

Competition

          The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive. Certain competitors operate fixed-site centers and mobile units in the Company's current service area. Some competitors may have financial resources substantially greater than those of the Company which may give them advantages in negotiating equipment acquisitions and responding quickly to new demand or new technology. In addition, hospitals, private clinics and radiology practices in the Company's service area have in-house equipment which competes with the Company. MRI also competes with less expensive diagnostic imaging devices and procedures which may provide similar information to the physician. Existing healthcare providers who are currently customers of the Company may purchase diagnostic imaging equipment if the cost of such equipment decreases or if their volume of patients increases to the point where it becomes cost-effective to own and operate their own equipment.

Insurance

          The Company carries workers' compensation insurance, comprehensive and general liability insurance, business interruption, fire and allied perils coverage in amounts deemed adequate by the Company. The Company requires that its healthcare customers maintain professional liability insurance and the Company maintains its own professional liability policy. There can be no assurance that claims will not exceed the amounts of insurance coverage, that the cost for such coverage will not increase to the extent that the Company will be forced to self-insure a substantial portion of this risk, or that such coverage will not be reduced or become unavailable.

Control of Company

          The Company's officers and directors as a group beneficially own approximately 33.5% of the Company's Common Stock and are able to exert considerable influence over the affairs and policies of the Company.

Dividends

          The Company has not paid, and does not anticipate paying in the foreseeable future, cash dividends on its Common Stock.

          On July 10, 1995, the Company paid a 5% stock dividend to all holders of record of its Common Stock as of June 30, 1995.

Current Prospectus and State Registration Required to Exercise Warrants, Possible Redemption of Warrants


          Holders of the Warrants will be able to exercise them only if a current prospectus relating to the Common Stock underlying the Warrants is then in effect and only if such Common Stock is qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The Company will be unable to issue Common Stock to those persons desiring to exercise their warrants if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified nor exempt from qualification in the states in which the holders of the Warrants reside. In November 1995, the Company's securities began to trade on the Nasdaq National Market, and accordingly there may be exemptions available in substantially all of the states. The Warrants (other than the 126,000 Warrants held by the Stratton Transferees upon exercise of the Option) are subject to redemption by the Company at any time at $.05 per warrant on 30 days' prior written notice if the closing bid price of the Common Stock shall have averaged in excess of $9.53 per share (subject to adjustment) for 20 consecutive business days ending within 5 days of the date on which notice of redemption is given. If the Warrants are redeemed, the warrant holders will lose their right to exercise the Warrants except during such 30-day redemption period. Redemption of the Warrants could force the holders to exercise the Warrants at a time when it may be disadvantageous for the holders to do so or to sell the Warrants at the then market value of the Warrants at the time of redemption.


Shares Eligible for Future Sale


          As of the date hereof, there were 3,087,225 shares of Common Stock issued and outstanding, excluding 1,793,348 shares issuable by the Company upon exercise of the Warrants, 126,000 shares of Common Stock issuable to the Stratton Transferees, upon exercise of an option, 100,000 shares issuable to Commonwealth Associates, the Company's former investment banking firm, upon exercise of 100,000 warrants (the "Commonwealth Warrants") and 949,100 shares issuable to certain officers and directors upon exercise of options and rights held by them. Of such 3,087,225 shares of Common Stock, 1,449,000 shares of Common Stock were sold in the IPO, 693,000 shares were sold by certain selling stockholders pursuant to registration statements under the Securities Act of 1933, as amended (the "Securities Act") and 438,825 shares were issued pursuant to the exercise of options under registration statements under the Securities Act. The remaining 506,400 shares of Common Stock are "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act) held by four (4) persons. The Company believes that all but 120,000 of such shares have been held for at least two years and may be sold in accordance with Rule 144. The sale, or availability for sale, of substantial amounts of Common Stock in the public market, or any additional offering of Common Stock, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

Sale of Discontinued Operations

          As previously disclosed in the Company's public filings, the Company implemented a plan which it believed would lead to the divestiture of its outpatient healthcare centers during 1994. On October 31, 1994, the Company sold substantially all of the assets of its radiation therapy center located in Auburn, Washington, for a total sale price of approximately $1.3 million. The sale of the center did not result in a gain or loss and resulted in cash proceeds to the Company of $400,000. The Company remains obligated on approximately $400,000 of capital leases as of March 31, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of certain assets in favor of the Company.

          On June 30, 1995, the Company completed the sale of substantially all of the assets of its remaining outpatient healthcare center, Airport Regional Imaging Center, located in Coraopolis, Pennsylvania, as well as its sixty percent ownership and general partner interests in all of its cardiac care centers to Cardiac Fitness Inc., or an affiliate thereof, for a total sale price of approximately $600,000, including cash and net trade receivables of approximately $500,000 and a note of $100,000. Although the buyer assumed all future operating liabilities of the healthcare center, the Company remains obligated on approximately $700,000 of capital leases as of March 31, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of stock and certain assets in favor of the Company.

                           ------------------------

          The sale of the healthcare center, which had previously been treated as a discontinued operation, did not result in a gain or loss. The sale of the sixty-percent ownership and general partnership interests in the cardiac care centers which were treated as continuing operations, resulted in an approximate $50,000 pre-tax gain which was recorded in the second quarter of 1995.

                           ------------------------

          Although it will have no legal obligation to do so, any underwriter participating in this offering may, from time to time, act as a market maker or otherwise effect transactions in the Company's securities. Such underwriter, or other underwriters participating in the offering, if any, may be dominating influences in the market for the Warrants. The price and liquidity of the Warrants may be affected by the degree, if any, of such underwriter participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time and may require the Company to establish new market makers.

                           ------------------------

                                  THE COMPANY

          The Company is primarily engaged in the business of operating mobile MRI units. MRI involves the use of high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy. MRI facilitates the diagnosis in the early stages of disease without the need for exploratory surgery or other invasive procedures. MRI has become a preferred diagnostic tool of the medical profession because it is non-invasive and its images are generally better defined and more precise than those produced by other diagnostic imaging tests, without the use of harmful ionizing radiation, such as that produced by computed axial tomography ("CAT") scans and standard x-rays.

          The Company provides mobile MRI services to healthcare providers, which consist primarily of small and medium size hospitals. Including a new MRI unit acquired in February 1996 and the purchase of two new units from another mobile provider in March 1996, the Company currently operates fourteen mobile MRI units which service healthcare providers located in Pennsylvania, North Carolina, West Virginia, Ohio, Virginia and Kentucky. The MRI equipment is transported in specially designed vans that are driven to the healthcare provider's facility where the imaging occurs. The healthcare provider pays the Company on a per scan basis for the use of the equipment. The healthcare providers utilizing the Company's services have a need for MRI services, but do not own their own equipment due to insufficient patient volume to justify a full-time fixed MRI unit, the high cost of owning and operating such equipment, the lack of expertise in this highly specialized field or due to regulatory constraints.


          The Company was formed in November 1991 to merge with Shared Medical Technologies, Inc., a Pennsylvania corporation incorporated in 1987 ("Old SMT") and Shared MRI-4, Inc., a Pennsylvania corporation ("MRI-4"), and to acquire substantially all of the assets and assume substantially all of the liabilities of Shared MRI-1, L.P., a Pennsylvania limited partnership ("MRI-1") and Shared MRI-3, L.P., a Pennsylvania limited partnership ("MRI-3") (Old SMT, MRI-4, MRI-1 and MRI-3 are collectively referred to as the "SMT Group"), each of which leased one, and in the case of Old SMT, two, mobile MRI units (the "Consolidation").
As of November 1991, all of the four entities comprising the SMT Group were owned or controlled by Jeff D. Bergman, Daniel Dickman and Mark A. DeSimone, who (along with Mr. DeSimone's wife) are holders of 564,575 shares, or approximately 18%, of the Company's outstanding Common Stock. Messrs. Bergman, Dickman and DeSimone in the aggregate are beneficial owners of an additional 538,500 shares through rights to acquire the Company's Common Stock. The assets of MRI-1 and MRI-3 were acquired by the Company in exchange for an aggregate of $1,300,000 in notes (the "LP Notes"), the assumption of approximately $2,600,000 of liabilities of the partnerships (primarily relating to the capital leases for the MRI equipment) and 99,950 Warrants. In March 1992, the LP Notes were redeemed, utilizing a portion of the net proceeds of the IPO.


          In March 1992, the Company effectuated an underwritten initial public offering (the "IPO") of Units, each Unit consisting of one share of Common Stock and one Warrant to purchase a share of Common Stock for $7.00 (subsequently adjusted to $6.67 as a result of a stock dividend). The Units traded on Nasdaq from March 4, 1992, until October 15, 1992. On October 16, 1992 (the "Separation Date"), the Common Stock and Warrants began to trade separately on Nasdaq under the symbols "SHED" and "SHEDW," respectively, and the Units were delisted from trading on Nasdaq.

          During November 1995, the Company's Common Stock and warrants began to trade on the Nasdaq National Market under the symbols SHED and SHEDW, respectively.

          The Company's executive offices are located at 10521 Perry Highway, Wexford, Pennsylvania 15090, and its telephone number is (412) 933-3300. Unless the context requires otherwise, with respect to events occurring prior to the Consolidation, the "Company" may refer to one or more of the entities comprising the SMT Group.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Warrants offered hereby by the Selling Stockholders.

                              SELLING STOCKHOLDERS


          The 126,000 Warrants offered by the Stratton Transferees are issuable upon exercise of the Option which was issued in the IPO to Stratton as underwriter of the IPO. The Option is exercisable for 120,000 Units, each Unit consisting of 1.05 shares of Common Stock and one Warrant to purchase 1.05 shares of Common Stock. The 2,100 Warrants that may be offered hereby by Mr. Bergman were acquired in open market transactions.


          For a description of the manner in which the Warrants offered by the L.P. Holders were acquired by the Selling Stockholders, see "The Company."


          See the disclosure following this table for information regarding any position, office or material relationship that each of the Selling Stockholders has had with the Company during the past three years.



          The following table sets forth information with respect to the beneficial ownership of Warrants by the Selling Stockholders as of the close of business on June 11, 1996, all of which may be offered from time to time hereby. As of the date of this Prospectus, assuming the sale by each of the Selling Stockholders of all of the Warrants listed below, the Company believes that none of such Selling Stockholders would beneficially own any Warrants.





                                                            Beneficial Ownership
                                                 ----------------------------------------

Name of Selling Stockholder                       Number of Warrants   Percentage of Class
- -----------------------------------------------  --------------------  -------------------
Jeff D. Bergman                                          2,000                  *
c/o SMT Health Services Inc.
10521 Perry Highway
Wexford, Pennsylvania 15090

Daniel Porush                                           30,000                  1.7
c/o Stratton Oakmont Inc.
1978 Marcus Avenue, Suite 120
Lake Success, New York 11042

Kenneth Greene                                          24,000                  1.3
c/o Stratton Oakmont Inc.
1978 Marcus Avenue, Suite 120
Lake Success, New York 11042

Jordan Belfort                                          66,000                  3.7
5 Pin Oak Court
Old Brookville, New York 11545

L.P. Holders:

Joseph A. Hardy, Jr.                                    12,000                   *
111 Oakwood Road
McMurray, Pennsylvania 15317

James M. Wills, MD                                       6,000                   *
211 Fairview Avenue
Beckley, West Virginia 25801

Dr. Henry Higman                                         3,000                   *
176 Topsfield Road
Pittsburgh, Pennsylvania 15241

Frank A. Getting                                         3,000                   *
U.S. Cleaning Custodian FBO IRA
R.D. #1 Box 564
Boyerstown, Pennsylvania 19512

Dominic W. Dileo, M.D.                                   3,000                   *
Spring Creek Cardio-Medical Assoc. Inc.
Profit Sharing Plan & Trust Agreement
6 Spring Creek Lane
Uniontown, Pennsylvania 15401

Richard M. Thompson, M.D.                                 3,000                  *
22 Tanager Place
Beckley, West Virginia 25801

Jane B. Lewis                                             3,000                  *
1320 Governor's Drive
Corsicana, Texas 75110

Waldo Porter                                              3,000                   *
1150 Fox Chapel Road
Pittsburgh, Pennsylvania 15238

George A. Hackett                                         3,000                   *
1585 Oakleaf Lane
Pittsburgh, Pennsylvania 15237




                                                            Beneficial Ownership
                                                 ----------------------------------------

Name of Selling Stockholder                       Number of Warrants   Percentage of Class
- -----------------------------------------------  --------------------  -------------------
Mrs. H.F. Contractor                                       2,350                 *
2301 Colony Court
Pittsburgh, Pennsylvania 15237

Kenneth J. Yablonski                                       2,350                 *
28 Woodside Drive
Washington, Pennsylvania 15301

Jay B. Kovan/Juliet B. Sutherlan                           2,350                 *
488 Ridgewood Road
Maplewood, New Jersey 07040

Gordon E. Banks, M.D.                                      1,500                 *
Falk Clinic Neurology
3601 Fifth Avenue
Pittsburgh, Pennsylvania 15241

Bujaky, Koeler, Libson & Assoc.                            1,500                 *
206 Siebert Road
Pittsburgh, Pennsylvania 15237

Ralph Arnold                                               1,500                 *
9147 Lancelot Drive
Pittsburgh, Pennsylvania 15237

Helen E. Simpson                                           1,500                 *
3530 Simen Avenue
Pittsburgh, Pennsylvania 15212

Raymond Lindsay Lilly Jr., M.D.                            1,500                 *
Route 66, Box 99-C
Daniels, West Virginia 25832

Robert S. Koehler                                          1,500                 *
412 Santa Rosa Lane
Pittsburgh, Pennsylvania 15237

Geoffrey G. Wright                                         1,500                 *
138 Vernon Drive
Pittsburgh, Pennsylvania 15228

Frank P. Wolber                                            1,500                 *
4517 W. Brightview Avenue
Pittsburgh, Pennsylvania 15227

D. Leet Shields                                            1,500                 *
436 Beaver Road
Pittsburgh, Pennsylvania 15143

Robert C. Farmer, M.D.                                     1,175                 *
P.O. Box 882
Connellsville, Pennsylvania 15425

Peter Gabriel, M.D.                                        1,175                 *
8 Adams Lane
Uniontown, Pennsylvania 15401

Richard A. Cook                                            1,175                 *
132 Southwood Drive
Uniontown, Pennsylvania 15401

Oscar M. Reinmuth, M.D.                                    1,175                 *
6104 Kentucky Avenue
Pittsburgh, Pennsylvania 15206

Ceasar N. Noche, M.D.                                      1,175                 *
136 Belmont Circle
Uniontown, Pennsylvania 15401

Ernst Braun, M.D.                                          1,175                 *
30 Mont View Street
Uniontown, Pennsylvania 15401

Thomas M. Persico, D.M.D.                                  1,175                 *
6th Street & Donner Avenue
Monessen, Pennsylvania 15062






                                                            Beneficial Ownership
                                                 ----------------------------------------

Name of Selling Stockholder                       Number of Warrants   Percentage of Class
- -----------------------------------------------  --------------------  -------------------

Thomas M. Persico, D.M.D. (Trust)                          1,175                 *
Guarantee & Trust Co.
TTEE FBO Thomas M. Persico
c/o Parker/Hunter
600 Grant Street
Pittsburgh, Pennsylvania 15219

Robert R. Buchman, M.D.                                    1,175                 *
2878 Fernwald Road
Pittsburgh, Pennsylvania 15217

Mallard T. George D.D.S.                                   1,175                 *
80 Belmont Circle
Uniontown, Pennsylvania 15401

Walter E. Smith, M.D.                                      1,175                 *
Suite 200, 6393 Penn Avenue
Pittsburgh, Pennsylvania 15206

Charles P. Yezbak Jr., D.D.S.                              1,175                 *
56 Stockton Avenue
Uniontown, Pennsylvania 15401

Ms. Paula Ducoeur                                          1,175                 *
901 5th Street
Charleroi, Pennsylvania 15022

Peter P. Tanzer, M.D.                                       1,175                *
1155 Shady Avenue
Pittsburgh, Pennsylvania 15232

K.Y. Ou/C.D. Young (MD's)                                   1,175                *
7405 Irvine Street
Pittsburgh, Pennsylvania 15218






                                                            Beneficial Ownership
                                                 ----------------------------------------

Name of Selling Stockholder                       Number of Warrants   Percentage of Class
- -----------------------------------------------  --------------------  -------------------

All Other L.P. Holders (18 persons)                           15,275                *



____________________
*Less than 1%.



          The following sets forth information regarding any position, office or material relationship that each of the Selling Stockholders has had with the Company during the past three years.



          Mr. Bergman (Chairman, Chief Executive Officer and President of the Company) owns a one-third equity interest in a partnership, Shared Mobile Enterprises ("SME"), which leased and subleased to the Company certain tractors for the transportation of mobile MRI units. Mr. Dickman (Chief Operating Officer and a director of the Company) also owns a one-third interest in SME while the remaining one-third interest is owned by L.M. Paul. Ms. Paul is the spouse of Mark A. DeSimone, a former director and consultant to the Company.
SME received a lease payment of approximately $2,500 per month plus reimbursement of expenses from the Company for each tractor. At December 31, 1993, 1994 and as of June 30, 1995, the Company was leasing ten, ten and eleven tractors, respectively, from SME. During 1993, 1994 and 1995, lease payments to SME were approximately $258,000, $257,000 and $180,000, respectively. The Company believes that the terms of its leases with SME were as favorable, in all material respects, as might have been obtained from an unaffiliated third party.



  Effective July 1, 1995, SME released the Company from its obligations under ten long term subleases in exchange for the issuance to SME of 120,000 unregistered shares of Common Stock valued at $3 per share, the weighted average closing price for the stock for the prior thirty trading days. The Company received an opinion from an independent financial advisor that the transaction was fair to the Company and its stockholders. At the same time, with the concurrence of the third party leasing company, the Company assumed SME's obligations under its original lease and modified that lease by (1) extending the lease term by one additional year and (2) adding one additional truck cab to the schedule of leased property with a corresponding increase in base rental payments. The $360,000 value of the shares represents the present value of the excess of the sublease payments over the original lease payments. The Company has capitalized the $360,000 and is amortizing this prepaid rent over a period which approximates the lease term.

       In March 1995, the Company entered into a five-year employment agreement with each of Jeff D. Bergman and Daniel Dickman, pursuant to which Mr. Bergman agreed to serve as the Chairman of the Board, President and Chief Executive Officer of the Company and Mr. Dickman as the Executive Vice President and Chief Operating Officer, each at an annual base salary of not less than $180,000. The employment agreements provide that if the employee is terminated other than for "cause" or if the employee terminates for "good reason" (including a change in control event), the employee shall be entitled to a continuation of full salary and bonus compensation for a period equal to the remainder of the term. The agreements further provide for a lump sum payment of two and one-half times salary, bonus and certain other amounts and continuation of certain benefits in the event that the employee is terminated in connection with a change in control of the Company. Both contracts provide for annual profit sharing with other executive level employees of a bonus pool consisting of 15% of the Company's consolidated income before taxes, determined in accordance with generally accepted accounting principles for financial reporting purposes. Each of these Executive Officers received approximately $74,000 pursuant to the bonus pool for services rendered in 1994.

          Stratton was the underwriter of the Company's initial public offering. In connection with the initial public offering, Stratton received underwriting commission of $690,000, an expense allowance of $207,000, and certain indemnifications.

          As additional compensation in connection with the initial public offering, the Company granted to Stratton the Option which covers 120,000 units, each unit consisting of 1.05 shares of Common Stock and one Warrant to purchase
1.05 shares of Common Stock. The Option is exercisable until March 4, 1997 and entitles Stratton to purchase each unit at an exercise price equal to $5.94, subject to adjustment in certain events. Stratton subsequently transferred the Option to the Stratton Transferees, who are selling stockholders.

          On August 9, 1995, the Company adopted the 1995 Director Warrant Plan (the "Plan") pursuant to which eligible directors received unregistered warrants to purchase Common Stock. The Plan allows for issuance of warrants to purchase up to 700,000 shares of Common Stock.


          On August 9, 1995, warrants to purchase up to 500,000 shares of Common Stock at an initial exercise price of $3.875, the closing price of the Company's stock on the date of issue, were issued to five directors including Mr. Bergman. Separately, unregistered warrants to purchase 114,500 shares of Common Stock at an initial exercise price of $4.01 were also issued to an outside director, who is also a consultant to the Company, who was ineligible to participate in the Plan.



                   PLAN OF DISTRIBUTION PLAN OF DISTRIBUTION


          The Company has been advised that the Warrants offered by the Selling Stockholders may from time to time be offered and sold by the Selling Stockholders to or through underwriters, through one or more agents or dealers or directly to purchasers. The distribution of the Warrants may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company has been further advised that offers to purchase Warrants may be solicited directly by the Selling Stockholders or by agents designated by the Selling Stockholders from time to time.

          If sold through agents, the Warrants may be sold from time to time by means of (i) ordinary brokers' transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of any stock exchange or trading system on which the Warrants are admitted for trading privileges (the "Markets"), in which such an agent may attempt to sell the Warrants as agent but may position and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" off the Markets (as described below) or
(iv) any combination of such methods of sale, in each case at market prices prevailing at the time of sale in the case of transactions on the Markets and at prices related to prevailing market prices or negotiated prices in the case of transactions off the Markets. In connection therewith, distributors' or sellers' commissions may be paid or allowed. If an agent purchases Warrants as principal, such stock may be resold by any of the methods of sale described above.

          From time to time an agent may conduct a "fixed price offering" of Warrants off the Markets. In such case, such agent would purchase a block of Warrants from the Selling Stockholders and would form a group of selected dealers to participate in the resale of the shares.

          If a dealer is utilized in the sale of Warrants, the Selling Stockholders may sell such Warrants to the dealer as principal. The dealer may then resell such Warrants to the public at varying prices determined by such dealer at the time of resale.

          In connection with the sale of Warrants, underwriters or agents may receive compensation from the Selling Stockholders or from purchasers of Warrants for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters or agents may sell Warrants to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commission from the underwriters or agents and/or commissions from the purchasers for whom they may act as agents. Underwriters, agents and dealers that participate in the distribution of Warrants may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholders and any profit on the resale of Warrants by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended ("Securities Act").

          Under agreements which may be entered into by the Company and the Selling Stockholders, underwriters and agents who participate in the distribution of Warrants may be entitled to indemnification by the Selling Stockholders and the Company against certain civil liabilities, including liabilities under the federal securities laws, or to contribution by the Selling Stockholders and the Company to payments which such underwriters or agents may be required to make in respect thereof. Underwriters, agents and dealers may engage in transactions with or perform services for the Selling Stockholders and/or the Company in the ordinary course of business.



                                    EXPERTS



          The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 thereto, as of and for the years ended December 31, 1995 and December 31, 1994, have been audited by KPMG Peat Marwick LLP; and for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their respective reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

          Certain legal matters with respect to the Warrants offered hereby have been passed upon for the Company by Buchanan Ingersoll Professional Corporation.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+  Information contained herein is subject to completion or amendment. A       +
+  registration statement relating to these securities has been filed with     +
+  the Securities and Exchange Commission. These securities may not be sold    +
+  nor may offers to buy be accepted prior to the time the registration        +
+  statement becomes effective. This prospectus shall not constitute an offer  +
+  to sell or the solicitation of an offer to buy nor shall there be any sale  +
+  of these securities in any State in which such offer, solicitation or sale  +
+  would be unlawful prior to registration or qualification under the          +
+  securities laws of any such State.                                          +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                 Subject to Completion, dated June 14, 1996



PROSPECTUS

                           SMT HEALTH SERVICES INC.
                               100,000 Warrants

          This Prospectus relates to an aggregate offering of up to 50,000 warrants (the "Commonwealth Warrants") to purchase the common stock, par value $.01 per share (the "Common Stock"), of SMT Health Services Inc., a Delaware corporation ("SMT" or the "Company") by each of Commonwealth Associates, the Company's former investment banking firm, and Andres V. Bello, a Managing Director of Commonwealth Associates. Commonwealth Associates and Mr. Bello each received such Commonwealth Warrants from the Company in connection with the engagement of Commonwealth Associates as the Company's investment banker and financial advisor. Each Commonwealth Warrant entitles the holder to purchase one share of the Company's Common Stock, par value $.01, at an initial exercise price of $4.47, subject to adjustment in certain events, at any time until 5:00 p.m. Eastern Time on October 9, 2000. There are certain restrictions on transfer of the Commonwealth Warrants. See "Description of Securities."


          There is no market for the Commonwealth Warrants and none is expected to develop. The Company has outstanding and listed for trading on the Nasdaq National Market under the symbol SHEDW one class of warrants (the "Public Warrants"). The Commonwealth Warrants are not equivalent to the Public Warrants. The closing sale price of the Public Warrants, as quoted in the Nasdaq National Market, was $3.375 on June 11, 1996.

          The Company's Common Stock also is traded on the Nasdaq National Market, under the symbol SHED. The closing sale price, as quoted in the Nasdaq National Market for the Common Stock was $10.125 per share on June 11, 1996.

          The Company will not receive any of the proceeds from the sale of the Commonwealth Warrants by the Selling Stockholders. Expenses of this offering, estimated at $40,000, are payable by the Company. See "Plan of Distribution."

          Reference is hereby made to and prospective investors should consider the concurrent offering of the Company's Common Stock through which substantially all of the Common Stock beneficially owned by the Company's directors and executive officers is registered for sale. Such offering is being made through a separate prospectus which is available from the Company on request. See "The Company."

          The Commonwealth Warrants offered hereby are speculative and involve a substantial degree of risk. Prospective investors should carefully consider the factors set forth under "Risk Factors."


NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY WARRANTS OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                       --------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       --------------------------------

                The date of this Prospectus is         , 1996.
                                               --------

                             AVAILABLE INFORMATION

          SMT is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of the reports and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

          SMT has filed with the Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about SMT and the Securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the charges prescribed by the Commission. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publically available through the Commission's Web site (http://www.sec.gov).

                          INCORPORATION BY REFERENCE


          The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as amended by Amendment No. 1 thereto; (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996, as amended by Amendment No. 1 thereto; (c) Proxy Statement dated March 28, 1996; and (d) The description of the Company's Common Stock contained in the registration statement on Form 8-A.


          All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to David A. Zynn, Chief Financial Officer, SMT Health Services Inc., 10521 Perry Highway, Wexford, Pennsylvania 15090. The Company's telephone number is (412) 933-3300.

                                 RISK FACTORS

          The purchase of the Securities being offered hereby involves a high degree of risk and substantial dilution. Prospective investors should carefully consider, among other matters, the following risks and other factors before making a decision to purchase the Securities.

Significant Leverage and Repayment Obligations

          The Company's business is highly capital intensive. The Company has financed the acquisition of all of its Mobile Magnetic Resonance Imaging ("MRI") equipment through capital leases and loans and as a result is highly leveraged. At December 31, 1995, the Company's total liabilities were approximately $17.9 million and its capital was approximately $5.4 million. At March 31, 1996, the Company's total liabilities were approximately $20.1 million and its capital was approximately $5.9 million. The Company is therefore subject to the risks associated with such substantial leverage, including the risk that cash flow may not be adequate to make required payments on indebtedness. A decrease in equipment utilization arising from, among other things, cancellation or nonrenewal of contracts, equipment malfunctions, the inability to effect prompt and timely repairs to equipment or a reduction in demand for the Company's equipment or services could materially and adversely affect the Company's ability to service its indebtedness.

          The Company's monthly payments on its capital leases and other long-term debt were approximately $550,000 as of March 31, 1996. Total payments under the Company's capital lease obligations and other long-term debt may equal or exceed minimum revenues receivable under the Company's service contracts if such contracts are not renewed by healthcare providers, if receivables are not collected by the Company on a timely basis or if the number of scans or other services performed fails to meet expected levels. In such case, the Company would be unable to meet its debt service obligations, and would be in default under its various loan and lease agreements.

          As of December 31, 1995, the Company's current assets were approximately $5.6 million and its current liabilities were approximately $5.2 million, resulting in a working capital surplus of approximately $400,000. At March 31, 1996, the Company's current assets were approximately $5.2 million, and its current liabilities were approximately $5.8 million resulting in a working capital deficit of $600,000. The change in working capital since year end is primarily due to the acquisition of a mobile MRI provider during the first fiscal quarter. Of such liabilities, approximately $4.4 million and $4.9 million represented the current portion of long-term debt and capital lease obligations as of December 31, 1995 and March 31, 1996 respectively. There can be no assurance that the Company's revenues will continue to be sufficient to satisfy the increased lease payments or that such favorable terms will be available in the future.

Equipment Maintenance, Service and Damage

          All of the diagnostic imaging equipment utilized by the Company is technologically sophisticated and complex, requires regular service and is subject to unpredictable malfunctions and breakdowns. The Company contracts with, and relies upon, the equipment manufacturer to provide maintenance services on a prompt and timely basis. Because diagnostic imaging equipment is technologically sophisticated, it is uncertain whether and how quickly others could provide maintenance services if the equipment manufacturers were unable or unwilling to do so. Consequently, the Company's business might be adversely affected if the manufacturers stopped providing maintenance services.

          Substantially all of the Company's tangible assets consist of diagnostic imaging equipment, including primarily specially designed mobile MRI units. Generally, a mobile unit is moved several times a week from one location to another, and there is always a risk that a traffic accident or automotive breakdown will occur while the equipment is in transit. Although the Company's equipment is insured against the risks of damage in an accident, and the Company is insured for business interruptions resulting from any damage to such equipment for the period required to repair or replace the equipment, it may not be possible to repair damaged equipment so that it will achieve its original level of performance. Substitute or replacement equipment may be unavailable and the quality of the potential replacement equipment unknown. In addition, there is no assurance that the Company would receive sufficient insurance proceeds following any damage to its equipment to fully compensate it for the losses resulting from such damage or receive business interruption insurance proceeds to compensate for lost business.

Reimbursement of Health Care Costs

          The Company receives payment directly from health care providers, rather than from private insurers, other third party payors or governmental entities, for its mobile MRI units. The Company's mobile service contracts with its customers provide that the Company must be paid within 30 days of providing its services and are not conditioned upon the receipt of payment by the healthcare provider. Under current reimbursement regulations, the Company is unable to bill the insurer or the patient directly for services provided for hospital inpatients or outpatients. Payment to health care providers by third party payors for the Company's diagnostic services depends substantially upon such payors' reimbursement policies. Consequently, those policies have a direct effect on health care providers' ability to pay for the Company's services and the Company's level of charges. Mounting concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on reimbursements to health care providers may affect such providers' ability to pay for the services offered by the Company and could indirectly adversely affect the Company's financial performance.

Other Reimbursement Matters

          Many insurance companies, employers and other payors are increasing their use of managed care plans such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs") as a means of controlling their healthcare costs. In addition to contracting with selected healthcare providers to provide healthcare services, often at a discount or on a capitation basis, such plans engage in strict utilization review activities to more closely control the utilization of services by their subscribers. There can be no assurance that the increased use of managed care plans in the Company's service areas will not affect its level of charges or the demand for its services.

          Numerous changes have been made in governmental and commercial insurance programs in recent years in an effort to reduce the extent to which these third-party payors absorb increases in medical costs. Some third-party payors have also experienced difficulties in meeting their payment obligations whether on a timely basis or otherwise. In addition, a number of bills proposing to regulate, control or alter the methods of financing and delivering healthcare, including proposals for a national health insurance program, have been discussed and introduced in Congress and various state legislatures. Further, Congress has proposed Medicare/Medicaid Reform which would limit increases in governmental healthcare expenditures. The effect of any of these proposals or changes by existing insurers in their reimbursement methodologies on the healthcare industry and the Company cannot be determined at this time.

Availability of Equipment Financing; Timely Delivery of Equipment

          Future acquisitions of equipment will be made pursuant to capital and operating leases or purchase financing. Leases or loans for mobile MRI equipment are generally in the original principal amount of approximately $1.8 million to $2.2 million per unit, depending upon the type, features and options of the diagnostic imaging equipment leased. The Company's ability to expand is, therefore, tied to the availability of lease or purchase financing. Although the Company has in the past been able to procure lease and purchase financing, there can be no assurance that lenders or equipment leasing companies will continue to enter into leases or purchase financing with the Company.

          The timely delivery of mobile MRI equipment is outside the control of the Company and significant delays in delivery may materially and adversely affect the Company. Such delays could arise from, among other things, manufacturer and delivery delays.

Government Regulation

          General. The provision of diagnostic imaging services is subject to a number of federal, state and local laws, regulations and rules, some of which are very complex. Although the Company believes that it is currently in compliance with applicable laws, regulations and rules, some of such laws are broadly written and subject to little or no interpretation by courts or administrative authorities. Hence, there can be no assurance that a third party or governmental agency will not contend that certain aspects of the Company's operations or procedures are not in compliance with such laws, regulations or rules or that state agencies or courts would interpret such laws, regulations and rules in the Company's favor. The sanctions for failure to comply with such laws, regulations or rules could be denial of the right to conduct business, significant fines and/or criminal penalties. Additionally, an increase in the complexity or substantive requirements of such laws, regulations or rules could adversely affect the Company's business.

          Certificate of Need. In addition, several states in which the Company operates have certificate of need ("CON") laws and regulations that control and regulate the establishment of healthcare facilities and services and the acquisition and operation by hospitals and other providers of major equipment such as MRI units and other diagnostic imaging equipment. In several states in which the Company operates, a hospital or the Company may need a CON before the Company can provide its diagnostic imaging services. CON regulations could inhibit the expansion of the Company's business.

          Practice of Medicine. The establishment, marketing and operation of the diagnostic imaging units are subject to laws prohibiting the practice of medicine by non-physicians. The Company's employees provide only the technical services relating to the diagnostic procedures (under the supervision of licensed physicians) and the related non-medical administrative support services. Professional medical services, such as the reading of the diagnostic imaging studies and related diagnosis, are separately provided by licensed physicians. The Company does not employ any physicians to provide medical services. There can be no assurance, however, that state authorities or courts will not determine that the Company's services and/or relationships with providers constitute the unauthorized practice of medicine by the Company.

          Fraud and Abuse Laws. The Social Security Act and certain provisions of state law provide civil and criminal penalties for persons who knowingly and willfully solicit, pay, offer or receive any remuneration, directly or indirectly, as an inducement to make a referral of a patient for services or items for which payment may be made under the Medicare or Medicaid programs. Often termed "fraud and abuse" or "anti-kickback" laws, the provisions have been broadly interpreted by the courts.

          The Office of Inspector General of the Department of Health and Human Services ("HHS") has issued regulations specifying certain business arrangements and payment practices involving providers or other entities, such as the Company, which will not be considered prohibited activities. Commonly termed "safe harbor regulations," the regulations set forth certain standards which, if satisfied, will ensure that the arrangement will not be subject to criminal prosecution or civil sanctions under the fraud and abuse laws. Failure to satisfy the safe harbors in and of itself does not render an arrangement illegal. The Company believes it is in compliance with the safe harbor regulations applicable to its current operations.

          One principal focus of the fraud and abuse laws has been on arrangements in which profit distributions are made by a partnership or other business venture for health-related items or services to investors who make or are otherwise in a position to influence referrals of Medicare or Medicaid patients to the venture. Where such arrangements exist, a question is raised as to whether the profit distributions are illegal payments in exchange for referrals. Certain safe harbors set forth criteria which, if met, will insure that investors in business ventures for health-related items or services will not be subject to scrutiny under the fraud and abuse laws.

          One safe harbor protects profit distributions to investors made by publicly traded companies with tangible assets of more than $50 million. At present, the Company does not satisfy the asset threshold for protection under this safe harbor.

          Another safe harbor covers investment interests in small entities. The conditions for compliance with this safe harbor include, among other things, requirements that no more than 40% of the investment interests of each class of investments in the entity may be held by persons who are in a position to make or influence referrals (including hospitals and physicians), furnish items or services to the entity or otherwise generate business for the entity, so-called "tainted investors," and that no more than 40% of the entity's gross revenues may come from referrals, items or services furnished or business otherwise generated by "tainted investors." Unless a large percentage of the Company's Common Stock or Warrants are held by "tainted investors," it would appear that investments in the Company will fall within the safe harbor for investment interests.

          None of the Company's mobile MRI activities are carried out through partnerships or other ventures with hospitals, physicians or other third parties.

          The laws involving fraud and abuse and the safe harbor regulations are currently in a rapid state of development and it is difficult to provide a clear analysis of the risks in this area. There can be no assurance that enforcement agencies or courts will determine that any existing arrangements comply with all applicable laws and regulations.

          Other Patient Referral Restrictions. Additionally, Pennsylvania, as well as other states in which the Company operates, prohibits the referral of Medicaid patients for services or items by a provider in which the referring physician has an ownership interest. Certain states do not restrict patient referrals but do require the disclosure to a patient by the referring physician of a financial interest in a facility or vendor to which the patient is being referred for services or items.

          Stark II. The Omnibus Budget Reconciliation Act of 1993 enacted new federal anti-referral legislation, more commonly known as "Stark II" after its prime sponsor, Rep. Fortney "Pete" Stark (D. Calif.). Effective January 1, 1995, Stark II bans referrals by physicians of Medicare and Medicaid patients to entities for certain designated health services, including MRI services, if a physician or immediate family member has a prohibited financial relationship with the entity providing the service. A financial relationship is generally defined as an ownership or investment interest in or compensation arrangement with the entity, subject to certain exceptions. Penalties include nonpayment for services rendered pursuant to a prohibited referral, civil money penalties and fines and possible exclusion from the Medicare and Medicaid programs. The Company believes it is currently in compliance with the requirements of Stark
II. However, there can be no assurance that enforcement agencies or courts will determine that existing arrangements comply with all applicable laws and regulations.

Need for Additional Financing

          The Company expects that its current cash balances, future cash flows anticipated to be generated from operations and currently available equipment financing arrangements will be sufficient to fund the Company's operations through at least fiscal year 1997. This estimate is based on certain assumptions, including the maintenance of expenses and cash flows from operations at historical levels. There can be no assurance that these assumptions will be realized or that a sufficient level of equipment utilization will be attained to fund operations after the stated period. The failure to achieve these assumptions may decrease the period of time for which the Company estimates that these funds will be sufficient.

Reliance on Key Personnel

          The Company's success depends in large part upon a number of key management personnel and technical employees. The loss of the services of one or more of its management personnel, in particular Jeff D. Bergman, Daniel Dickman, David Zynn and David Spindler, could have a material adverse effect on the Company. The Company has key man life insurance covering Messrs. Bergman, Dickman and Spindler.

          The ability of the Company to attract and retain qualified technicians to operate the diagnostic imaging equipment is crucial to the operations of the Company. Such technicians are in short supply and are typically attracted to nonmobile facilities which provide predictable locations and work schedules. In contrast, mobile facilities provide very unpredictable work schedules and constantly changing locations which may not be attractive to a large portion of technicians. Therefore, the Company may experience some difficulty finding qualified technicians for its mobile MRI units. The Company believes its future success will depend in part on its ability to attract and retain highly skilled employees. To date, the Company has been able to attract sufficient technicians, although there can be no assurance that this will continue in the future.

Technological Change and Obsolescence

          The Company's services require the use of state-of-the-art medical diagnostic equipment that has been characterized by rapid technological advances. Although the Company believes that the equipment it provides can be upgraded to maintain its state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing equipment technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's equipment. Diagnostic imaging equipment is currently manufactured by numerous companies. Competition among manufacturers for a greater share of the diagnostic imaging equipment market may have the effect of generating greater technological advances in the capacity of this new equipment. Consequently, the obsolescence of the Company's equipment may be accelerated. Although the Company is aware of no substantial technological change, should such change occur there can be no assurance that the Company will be able to acquire the new or improved equipment which may be required to service its customers.

Other Requirements Concerning Licensing, Permits and Approvals

          Most states do not currently license MRI providers such as the Company. Hospitals with which the Company has contracted are subject to a variety of regulations and standards of state licensing and other authorities and accrediting bodies such as the Joint Commission for the Accreditation of Healthcare Organizations ("JCAHO"). As an outside vendor, the Company may be required to comply with such regulations and standards to enable the hospitals with which it has contracted to maintain their permits, approvals and accreditations.

          There can be no assurance that future changes in the laws and regulations relating to the delivery of healthcare items and services may require the Company or any venture involving the Company to obtain and maintain certain governmental approvals for continued operations. It is not possible to predict the effect of such changes in the law on the Company at this time.

          For the most part, the Company's employees need not have special licenses. Drivers of trucks must have certain special driving licenses. MRI technicians are not required to have licenses in any of the states in which the Company does business. However, many states are holding discussions to require such licensing and to require continuing education. The Company believes that any such licensing requirement would not have any adverse impact on the Company.

Competition

          The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive. Certain competitors operate fixed-site centers and mobile units in the Company's current service area. Some competitors may have financial resources substantially greater than those of the Company which may give them advantages in negotiating equipment acquisitions and responding quickly to new demand or new technology. In addition, hospitals, private clinics and radiology practices in the Company's service area have in-house equipment which competes with the Company. MRI also competes with less expensive diagnostic imaging devices and procedures which may provide similar information to the physician. Existing healthcare providers who are currently customers of the Company may purchase diagnostic imaging equipment if the cost of such equipment decreases or if their volume of patients increases to the point where it becomes cost-effective to own and operate their own equipment.

Insurance

          The Company carries workers' compensation insurance, comprehensive and general liability insurance, business interruption, fire and allied perils coverage in amounts deemed adequate by the Company. The Company requires that its healthcare customers maintain professional liability insurance and the Company maintains its own professional liability policy. There can be no assurance that claims will not exceed the amounts of insurance coverage, that the cost for such coverage will not increase to the extent that the Company will be forced to self-insure a substantial portion of this risk, or that such coverage will not be reduced or become unavailable.

Control of Company


          The Company's officers and directors as a group beneficially own approximately 33.5% of the Company's Common Stock and are able to exert considerable influence over the affairs and policies of the Company.


Dividends

          The Company has not paid, and does not anticipate paying in the foreseeable future, cash dividends on its Common Stock.

          On July 10, 1995, the Company paid a 5% stock dividend to all holders of record of its Common Stock as of June 30, 1995.

Shares Eligible for Future Sale


          As of the date hereof, there were 3,087,225 shares of Common Stock issued and outstanding, excluding 1,793,348 shares issuable by the Company upon exercise of certain other warrants, 126,000 shares of Common Stock issuable upon exercise of an option, 100,000 shares issuable upon exercise of the Commonwealth Warrants and 949,100 shares issuable to certain officers and directors upon exercise of options and rights held by them. Of such 3,087,225 shares of Common Stock, 1,449,000 shares of Common Stock were sold in the IPO, 693,000 shares were sold by certain selling stockholders pursuant to registration statements under the Securities Act of 1933, as amended (the "Securities Act"), and 438,825 shares were issued pursuant to the exercise of options under registration statements under the Securities Act. The remaining 506,400 shares of Common Stock are "restricted securities" (as that term is defined under Rule 144 promulgated under the Securities Act) held by four (4) persons. The Company believes that all but 120,000 of such shares have been held for at least two years and may be sold in accordance with Rule 144. The sale, or availability for sale, of substantial amounts of Common Stock in the public market, or any additional offering of Common Stock, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

Sale of Discontinued Operations

          As previously disclosed in the Company's public filings, the Company implemented a plan which it believed would lead to the divestiture of its outpatient healthcare centers during 1994. On October 31, 1994, the Company sold substantially all of the assets of its radiation therapy center located in Auburn, Washington, for a total sale price of approximately $1.3 million. The sale of the center did not result in a gain or loss and resulted in cash proceeds to the Company of $400,000. The Company remains obligated on approximately $400,000 of capital leases as of March 31, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of certain assets in favor of the Company.

          On June 30, 1995, the Company completed the sale of substantially all of the assets of its remaining outpatient healthcare center, Airport Regional Imaging Center, located in Coraopolis, Pennsylvania, as well as its sixty percent ownership and general partner interests in all of its cardiac care centers to Cardiac Fitness Inc., or an affiliate thereof, for a total sale price of approximately $600,000, including cash and net trade receivables of approximately $500,000 and a note of $100,000. Although the buyer assumed all future operating liabilities of the healthcare center, the Company remains obligated on approximately $700,000 of capital leases as of March 31, 1996. The buyer has agreed to use its best efforts to have the Company released from these leases and has secured its obligations to the Company to perform these leases through a pledge of stock and certain assets in favor of the Company.

          The sale of the healthcare center, which had previously been treated as a discontinued operation, did not result in a gain or loss. The sale of the sixty-percent ownership and general partnership interests in the cardiac care centers which were treated as continuing operations, resulted in an approximate $50,000 pre-tax gain which was recorded in the second quarter of 1995.

                       --------------------------------

          Although it will have no legal obligation to do so, any underwriter participating in this offering may, from time to time, act as a market maker or otherwise effect transactions in the Company's securities. Such underwriter, or other underwriters participating in the offering, if any, may be dominating influences in the market for the Warrants. The price and liquidity of the Warrants may be affected by the degree, if any, of such underwriter participation in the market. Such activities, if commenced, may be discontinued at any time or from time to time and may require the Company to establish new market makers.

                       --------------------------------

                                  THE COMPANY

          The Company is primarily engaged in the business of operating mobile MRI units. MRI involves the use of high strength magnetic fields and radio waves to produce cross-sectional images of the anatomy. MRI facilitates the diagnosis in the early stages of disease without the need for exploratory surgery or other invasive procedures. MRI has become a preferred diagnostic tool of the medical profession because it is non-invasive and its images are generally better defined and more precise than those produced by other diagnostic imaging tests, without the use of harmful ionizing radiation, such as that produced by computed axial tomography ("CAT") scans and standard x-rays.

          The Company provides mobile MRI services to healthcare providers, which consist primarily of small and medium size hospitals. Including a new MRI unit acquired in February 1996 and the purchase of two new units from another mobile provider in March 1996, the Company currently operates fourteen mobile MRI units which service healthcare providers located in Pennsylvania, North Carolina, West Virginia, Ohio, Virginia and Kentucky. The MRI equipment is transported in specially designed vans that are driven to the healthcare provider's facility where the imaging occurs. The healthcare provider pays the Company on a per scan basis for the use of the equipment. The healthcare providers utilizing the Company's services have a need for MRI services, but do not own their own equipment due to insufficient patient volume to justify a full-time fixed MRI unit, the high cost of owning and operating such equipment, the lack of expertise in this highly specialized field or due to regulatory constraints.


          The Company was formed in November 1991 to merge with Shared Medical Technologies, Inc., a Pennsylvania corporation incorporated in 1987 ("Old SMT") and Shared MRI-4, Inc., a Pennsylvania corporation ("MRI-4"), and to acquire substantially all of the assets and assume substantially all of the liabilities of Shared MRI-1, L.P., a Pennsylvania limited partnership ("MRI-1") and Shared MRI-3, L.P., a Pennsylvania limited partnership ("MRI-3") (Old SMT, MRI-4, MRI-1 and MRI-3 are collectively referred to as the "SMT Group"), each of which leased one, and in the case of Old SMT, two, mobile MRI units (the "Consolidation"). As of November 1991, all of the four entities comprising the SMT Group were owned or controlled by Jeff D. Bergman, Daniel Dickman and Mark A. DeSimone, who (along with Mr. DeSimone's spouse) are holders of 564,575 shares, or approximately 18%, of the Company's outstanding Common Stock. Messrs. Bergman, Dickman and DeSimone in the aggregate are beneficial owners of an additional 538,500 shares through rights to acquire the Company's Common Stock. The assets of MRI-1 and MRI-3 were acquired by the Company in exchange for an aggregate of $1,300,000 in notes (the "LP Notes"), the assumption of approximately $2,600,000 of liabilities of the partnerships (primarily relating to the capital leases for the MRI equipment) and 99,950 Warrants. In March 1992, the LP Notes were redeemed, utilizing a portion of the net proceeds of the IPO.


          In March 1992, the Company effectuated an underwritten initial public offering (the "IPO") of Units, each Unit consisting of one share of Common Stock and one Public Warrant to purchase a share of Common Stock for $7.00 (subsequently adjusted to $6.67 as a result of a stock dividend). The Units traded on Nasdaq from March 4, 1992, until October 15, 1992. On October 16, 1992 (the "Separation Date"), the Common Stock and Public Warrants began to trade separately on Nasdaq under the symbols "SHED" and "SHEDW," respectively, and the Units were delisted from trading on Nasdaq.

          During November 1995, the Company's Common Stock and Public Warrants began to trade on the Nasdaq National Market under the symbols SHED and SHEDW, respectively.

          The Company's executive offices are located at 10521 Perry Highway, Wexford, Pennsylvania 15090, and its telephone number is (412) 933-3300. Unless the context requires otherwise, with respect to events occurring prior to the Consolidation, the "Company" may refer to one or more of the entities comprising the SMT Group.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Commonwealth Warrants offered hereby by the Selling Stockholders.

                              SELLING STOCKHOLDERS

          The Commonwealth Warrants to purchase 100,000 shares of Common Stock at an initial exercise price of $4.47 were issued to Commonwealth Associates as consideration for their engagement as the Company's investment banker.

          The following table sets forth information with respect to the beneficial ownership of Warrants by Commonwealth Associates as of the close of business on April 30, 1996, all of which may be offered from time to time hereby. As a registered broker-dealer and market-maker in the Common Stock and the Public Warrants, Commonwealth Associates may, from time to time, acquire and dispose of beneficial ownership of other Company securities.

                                             Beneficial Ownership
                                   ---------------------------------------
Name of Selling Stockholder        Number of Warrants  Percentage of Class
- ---------------------------        ------------------  -------------------
Commonwealth Associates               50,000               50
733 Third Avenue
New York, NY  10017

Andres V. Bello/1/                   100,000              100
c/o Commonwealth Associates
733 Third Avenue
New York, NY 10017

- -------------------------

/1/Includes 50,000 shares owned by Commonwealth Associates which Mr. Bello may be deemed to own as a Managing Director of Commonwealth Associates.


          The following sets forth information regarding any position, office or material relationship that each of the Selling Stockholders has had with the Company during the past three years.


          The Company signed a six-month agreement retaining Commonwealth Associates ("Commonwealth") as its investment banking firm. Commonwealth, a New York based investment banking firm specializing in serving the financial needs of emerging growth companies, was engaged to assist the Company in establishing a long-term financial strategy and in evaluating possible transactions involving other mobile diagnostic providers. In addition to a normal retainer, the Company granted to Commonwealth 100,000 five-year Warrants to purchase the Company's Common Stock at $4.47, the closing bid price of the Common Stock the day the Agreement was executed. The Agreement with Commonwealth expired on April 10, 1996.

                           DESCRIPTION OF SECURITIES

Commonwealth Warrants

          Pursuant to a Warrant Agreement dated October 9, 1995, Commonwealth Associates ("Commonwealth") received warrants to purchase up to 100,000 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), at an initial exercise price of $4.47 per share (the "Commonwealth Warrants") from the date of issuance until the close of business on October 9, 2002.

          Each Common Warrant holder may exercise such Commonwealth Warrant by surrendering the certificate evidencing such Commonwealth Warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price to the Company at its principal offices. The exercise price will be payable in cash in United States dollars or by check in United States dollars, or a combination of both, payable to the Company. If less than all the of the Commonwealth Warrants evidenced by a Commonwealth Warrant certificate are exercised, a new certificate will be issued for the remaining number of Commonwealth Warrants. The Commonwealth Warrants are exchangeable for their value in Common Stock based upon the closing price of such Common Stock as quoted on the Nasdaq NMS on the date of exchange.

          The Company is not required to issue fractional Commonwealth Warrants representing fractions of shares of Common Stock, and all fractional interests shall be eliminated by rounding any fraction up to the nearest whole number of shares of Common Stock.

          The Warrant Agreement contains certain registration rights including demand rights and a piggyback registration provision in which the Company will provide notice to the holders of the Commonwealth Warrants if the Company proposes to register any of its securities.

          The exercise price and the number and kind of shares of Common Stock or other securities purchasable upon exercise of any Commonwealth Warrants and the number of Commonwealth Warrants are subject to adjustment upon the occurrence of certain events, including: any subdivision or combination of the outstanding shares of the Company. No adjustment shall be made if the amount of the adjustment is less than $.02 per share; provided that any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment.

          In the case of any reclassification or change in outstanding shares of Common Stock (other than a change in par value to no par value, or from no par value to par value, or as a result of a consolidation or merger which does not result in any reclassification, capital reorganization or other similar change in the outstanding Common Stock) or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets, or cash to which a holder of the number of shares of Common Stock purchasable (at the time of reclassification, reorganization, consolidation, merger or sale) upon exercise of such Commonwealth Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case of a merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the holder of a Commonwealth Warrant would thereafter be limited to exercising such Commonwealth Warrant at the exercise price in effect at such time for the amount of cash per share that a Commonwealth Warrant holder would have received had such holder exercised such Commonwealth Warrant and received shares of Common Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Commonwealth Warrant.

          Without the consent of the Company, the Commonwealth Warrants may only be transferred or assigned by Commonwealth, in whole or in part, to a successor or affiliate thereof or to an officer, director or employee of Commonwealth or any successor or any affiliate thereof.

          The holders of the Commonwealth Warrants will not have the right to vote or to consent or to receive notice as a stockholder in respect of any meetings of stockholders.

          The Warrant Agreement contains provisions permitting the Company and Commonwealth to supplement or amend the Warrant Agreement without the approval of any holders of the Commonwealth Warrants in order to cure any ambiguity, to correct or supplement any provision contained therein which may be defective or inconsistent with any other provisions therein, or to make any other provisions which the Company and Commonwealth may deem necessary or desirable and which does not adversely affect the interests of the Commonwealth Warrant holders.

          The Company will reserve and keep available out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Commonwealth Warrants. The Common Stock issuable on exercise of the Commonwealth Warrants will be, when issued, fully paid and nonassessable.

                             PLAN OF DISTRIBUTION


          The Commonwealth Warrants offered hereby may be sold from time to time directly by a Selling Stockholder or by certain transferees or affiliates of a Selling Stockholder. Alternatively, such person may from time to time offer such Commonwealth Warrants through underwriters, dealers or agents. The distribution of Commonwealth Warrants by such person may be effected in one or more transactions that may take place on the over-the-counter market (if any), including ordinary broker's transactions, in privately-negotiated transactions, through sales to one or more broker-dealers for resale of such shares as principals, at market prices (if any) prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, or otherwise. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by such person in connection with such sales of the Commonwealth Warrants. Such person and intermediaries through whom the Commonwealth Warrants are sold may be deemed "underwriters" within the meaning of the Securities Act with respect to the Commonwealth Warrants offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify Commonwealth Associates and Andres V. Bello against certain liabilities, including liabilities under the Securities Act.


                                    EXPERTS


          The financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 thereto, as of and for the years ended December 31, 1995 and December 31, 1994, have been audited by KPMG Peat Marwick LLP; and for the year ended December 31, 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their respective reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

          Certain legal matters with respect to the Warrants offered hereby have been passed upon for the Company by Buchanan Ingersoll Professional Corporation.

                                    PART II

                     Information Not Required in Prospectus

      Item 14.   Other Expenses of Issuance and Distribution

           The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

           SEC Registration Fee.............................  $  2,022.00
           NASD Filing Fee..................................     2,411.61
           Printing and Engraving...........................    75,000.00
           Accounting Fees and Expenses.....................   185,000.00
           Legal Fees and Expenses..........................   290,000.00
           Blue Sky Fees and Expenses.......................    45,000.00
           Underwriter's Non-Accountable Expense Allowance..   180,000.00
           Transfer Agent's Fees and Expenses...............     5,000.00
           Miscellaneous Expenses...........................     6,520.85
                                                              -----------

           Total............................................  $780,954.46
                                                              ===========

      Item 15.  Indemnification of Directors and Officers

           The Company's Certificate of Incorporation provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

           The DGCL permits Delaware corporations to indemnify their directors and officers against all reasonable expenses incurred in the defense of any lawsuit to which they are made parties by reason of being directors or officers, in cases of successful defense, and against such expenses in other cases, subject to specified conditions and exclusions. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

           Pursuant to the DGCL, the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to a corporation or its stockholders for monetary damages for breach of, or failure to perform, any duty resulting solely from his status as a director, except with respect to (a) willful failure to deal fairly with the corporation or its stockholders where a director has a material conflict of interest, (b) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful, (c) a transaction yielding an improper personal profit, and (d) willful misconduct. The foregoing limitation of a director's personal liability also is inapplicable to situations wherein a director has voted for, or assented to the declaration of, a dividend, repurchase of shares, distribution, or the making of a loan to an officer or director, in each case where the same occurs in violation of applicable law.

      Item 16. Exhibits

          2.1 -- Merger Agreement among Shared Medical Technologies, Inc., Shared MRI-4, Inc. and the Registrant
          2.2  --  Asset Purchase Agreement dated as of November 27, 1991, between the Registrant and Shared MRI-1, L.P.
          2.3  --  Asset Purchase Agreement dated as of November 27, 1991, between the Registrant and Shared MRI-3, L.P.
          2.4  --  Amended and Restated Stock Purchase Agreement dated
                   November 27, 1991, among the Registrant, DVI Financial Services Inc. and Shared Medical Technologies, Inc.
          2.5 -- Asset Purchase Agreement between Universal Health Centers, Inc. and SMT Health Services Inc. dated as of October 31, 1994
          2.6 -- Agreement of Purchase and Sale By and Between Airport Regional Imaging Center, L.P. and SMT Cardiac Corp., as Seller, and C.F. Services, Inc. and C.F. Airport Health Services, Inc., as Buyers (and related schedules; Equipment Sublease by and between Airport Regional Imaging Center, L.P., and C.F. Airport Health Services, Inc., dated June 30, 1995; Credit Agreement dated June 30, 1995; Security Agreement dated June 30, 1995; Pledge of Securities Agreement dated June 30, 1995; and Continuing Agreement of Guaranty and Suretyship including Authority to Confess Judgment after Default)
          2.7 -- Agreement between Shared Medical Enterprises and SMT Health Services Inc. dated July 1, 1995
          4.1  --  Certificate of Incorporation of the Registrant, as amended
          4.2  --  By-laws of the Registrant
          4.3  --  Unit Purchase Option Agreement
          4.4  --  Warrant Agreement
          4.5  --  Warrant Agreement -- Commonwealth Associates
          4.6 -- Rights Agreement between SMT Health Services Inc. and American Stock Transfer & Trust Company, as Rights Agent, dated November 8, 1995

          5.1  --  Opinion of Buchanan Ingersoll Professional Corporation

         23.1  --  Consent of Buchanan Ingersoll Professional Corporation
         23.2  --  Independent Auditors Consent
         23.3  --  Independent Auditors Consent
         24.1  --  Power of Attorney

      Item 17.   Undertakings

           The Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its By-laws, of the DGCL, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wexford, Commonwealth of Pennsylvania, on the 14th day of June, 1996.

                                       SMT HEALTH SERVICES INC.

                                       By:       /s/ Jeff D. Bergman
                                           ----------------------------------
                                                Jeff D. Bergman, President


           KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeff D. Bergman, Daniel Dickman and David A. Zynn, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                  Title                       Date
       ---------                  -----                       ----


       /s/ Jeff D. Bergman
      ____________________       President, Chief Executive   June 14, 1996
         Jeff D. Bergman         Officer and Chairman of the
                                 Board (Principal Executive
                                 Officer)

       /s/ David A. Zynn
      ____________________       Chief Financial Officer      June 14, 1996
          David A. Zynn          (Principal Financial and
                                 Accounting Officer)

                *
      ____________________       Executive Vice President     June 14, 1996
         Daniel Dickman          and Director

                *
      ____________________       Director                     June 14, 1996
           Alan Novich

       ___________________       Director
           Gerald Cohn

                *
      ____________________       Director                     June 14, 1996
         David J. Malone


      *By: /s/ Jeff Bergman
          ----------------------------------
           Jeff D. Bergman -Attorney-in-Fact

                                 EXHIBIT INDEX
                                 -------------

       Exhibit No.                                      Reference
       -----------                                      ---------
2.1  Merger Agreement among Shared                  Exhibit 2.1 of the Registrant's Registration Statement
     Medical Technologies, Inc. Shared              on Form S-1 (Registration No. 33-44329) is incorporated
     MRI-4, Inc. and the Registrant                 herein by reference.

2.2  Asset Purchase Agreement dated as of           Exhibit 2.2 of the Registrant's Registration Statement on Form S-1
     November 27, 1991, between the                 (Registration No. 33-44329) is incorporated herein by reference.
     Registrant and Shared MRI-3, L.P.

2.3  Asset Purchase Agreement dated as of           Exhibit 2.3 of the Registrant's Registration Statement on Form S-1
     November 27, 1991, between the Registrant      (Registration No. 33-44329) is incorporated herein by reference.
     and Shared MRI-3, L.P.

2.4  Amended and Restated Stock Purchase            Exhibit 2.4 of the Registrant's Registration Statement on Form S-1
     Agreement dated November 27, 1991,             (Registration No. 33-44329) is incorporated herein by reference.
     among the Registrant, DVI Financial
     Services Inc. and Shared Medical
     Technologies, Inc.

2.5  Asset Purchase Agreement between               Exhibit 10.8 of the Registrant's Quarterly Report on Form 10-Q for the
     Universal Health Centers, Inc. and             quarter ended September 30, 1994, is incorporated herein by reference.
     and SMT Health Services Inc. dated
     as of October 31, 1994

2.6  Agreement of Purchase and Sale By and          Exhibit 10.02 of the Registrant's Quarterly Report on Form 10-Q for the
     Between Airport Regional Imaging Center,       quarter ended June 30, 1995, is incorporated herein by reference.
     L.P. and SMT Cardiac Corp., as Seller, and
     C.F. Services, Inc. and C.F. Airport Health
     Services, Inc., as Buyers (and related
     schedules; Equipment Sublease by and between
     Airport Regional Imaging Center, L.P., and
     C.F. Airport Health Services, Inc., dated
     June 30, 1995; Credit Agreement dated June
     30, 1995; Security Agreement dated June 30,
     1995;  Pledge of Securities Agreement dated
     June 30, 1995; and Continuing Agreement of
     Guaranty and Suretyship including Authority
     to Confess Judgment after Default)

2.7  Agreement between Shared Medical               Exhibit 10.03 of the Registrant's Quarterly Report on Form 10-Q for the
     Enterprises and SMT Health Services            quarter ended June 30, 1955, is incorporated herein by reference.
     Inc. dated July 1, 1995

4.1  Certificate of Incorporation of the            Exhibit 3.1 of the Registrant's Registration Statement on Form S-1
     Registrant, as amended                         (Registration No. 33-44329) is incorporated herein by reference.



4.2  By-laws of the Registrant                     Exhibit 3.2 of the Registrant's Registration Statement on Form S-1
                                                   (Registration No. 33-44329) is incorporated herein by reference.

4.3  Unit Purchase Option Agreement                Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, is incorporated herein by reference.

4.4  Warrant Agreement                             Exhibit 4.2 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, is incorporated herein by reference.

4.5  Warrant Agreement -                           Previously filed herewith.
       Commonwealth Associates

4.6  Rights Agreement between SMT Health           Exhibit 1 of the Registrant's Registration Statement on Form 8-A, Amendment
     Services Inc. and American Stock              No. 1, filed on December 6, 1995
     Transfer & Trust Company, as Rights
     Agent, dated November 8, 1995

5.1  Opinion of Buchanan Ingersoll                 Filed herewith.
     Professional Corporation

23.1  Consent of Buchanan Ingersoll                Contained in their opinion filed as Exhibit 5.1.
       Professional Corporation

23.2  Independent Auditors Consent                 Filed herewith.

23.3  Independent Auditors Consent                 Filed herewith.

24.1  Power of Attorney                            Previously filed herewith.
